$100,000,000

CREDIT AGREEMENT

among

SHUFFLE MASTER, INC.,
as the BORROWER,

the Subsidiary Guarantors party hereto from time to time,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a LENDER and as the ADMINISTRATIVE AGENT,
and the other Lenders party hereto from time to time

________________________________

Dated as of November 30, 2006
________________________________

DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, N.A.,
as JOINT LEAD ARRANGERS and BOOK MANAGERS

WELLS FARGO BANK, N.A., as SYNDICATION AGENT

-i-

-ii-

-iii-

SCHEDULE I	Revolving Loan Commitments of Lenders and Addresses for Notice
SCHEDULE II	Subsidiaries
SCHEDULE III	Existing Indebtedness
SCHEDULE IV	Existing Liens
SCHEDULE V	Existing Investments
SCHEDULE VI	Proposed Assets to Be Sold
SCHEDULE VII	Intellectual Property Legal Proceedings
SCHEDULE VIII	Post-Closing Deliverables

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Form of Opinion of Latham & Watkins LLP, special counsel to the Borrower

-iv-

EXHIBIT E-2	Form of Opinion of Larkin Hoffman Daly & Lindgren, Ltd., Minnesota counsel to the Borrower
EXHIBIT E-3	Form of Opinion of Jones Vargas, Nevada counsel to the Borrower
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Guaranty
EXHIBIT H	Form of Security Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Intercompany Note
EXHIBIT M	Form of Incremental Commitment Agreement

-v-

CREDIT AGREEMENT, dated as of November 30, 2006, among SHUFFLE MASTER, INC., a Minnesota corporation (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS as a Lender and the other Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, N.A., as Joint Lead Arrangers and Book Managers and WELLS FARGO BANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Revolving Loans and Letters of Credit at any time and from time to time prior to the Revolving Loan Maturity Date in an aggregate principal amount at any time outstanding not in excess of $100.0 million;

WHEREAS, the proceeds of the Revolving Loans will be used by the Borrower (i) to pay all fees, expenses and other costs incurred in connection with the Transaction, (ii) to repay the existing bridge credit agreement, dated as of January 25, 2006, among the Borrower, the guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as Lender, and Deutsche Bank AG New York Branch, as the Administrative Agent (the “Existing Bridge Credit Agreement”) and (iii) for working capital and general corporate purposes (including for Investments, stock repurchases and acquisitions permitted hereunder); and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the revolving loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.           Definitions and Accounting Terms.

1.01.           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Guarantor, with the Borrower or such Guarantor being the surviving Person).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.08.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of:

(i)               the aggregate amount of all cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees and costs and expenses in connection therewith),

(ii)              the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04, and

(iii)             the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition (other than Borrower Common Shares).

All contingent purchase price, earn-out, non-compete and other similar obligations of the Borrower and its Subsidiaries incurred in connection with any Permitted Acquisition shall be taken in to account in determining the Aggregate Consideration in the period in which such amounts are actually paid.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans, 0.75% and (B) Eurodollar Loans, 1.75%; and (ii) in the case of Swingline Loans, 0.75%.  From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Tranche of Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

	Total Leverage Ratio	Revolving Loan Eurodollar Margin	Revolving Loan and Swingline Loan Base Rate Margin

Level I	Equal to or greater than 4 to 1.0	2.00%	1.00%

Level II	Equal to or greater than 3 to 1.0 but less than 4 to 1.0	1.75%	0.75%

Level III	Equal to or greater than 2.5 to 1.0 but less than 3 to 1.0	1.50%	0.50%

Level IV	Equal to or greater than 2.0 to 1.0 but less than 2.5 to 1.0	1.25%	0.25%

Level V	Less than 2 to 1.0	1.00%	0.00%

The Total Leverage Ratio used in a determination of Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), on the same date that quarterly financial statements or annual financial statements, as the case may be, are furnished pursuant to Section 9.01, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent and (y) the date which is (i) in the case of quarterly financial statements, 45 days (or, in the case of any quarterly accounting period ending January 31, 2007, April 30, 2007 or July 31, 2007, 60 days) following the last day of the Test Period in which the previous Start Date occurred, or (ii) in the case of annual financial statements, 90 days (or, in the case of the fiscal year ended October 31, 2006, 105 days) following the last day of the Test Period in which the previous Start Date occurred (any such earliest date specified in clause (x) or (y), the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Margins (and thus commencing a new Start Date), the Applicable Margins shall be those set forth in the first sentence of the definition determined as if Level I were applicable (such Applicable Margins as so determined, the “Highest Applicable Margins”).  Notwithstanding anything to the contrary contained above in this definition, the Applicable Margins shall be the Highest Applicable Margins at all times during which there shall exist any Default or any Event of Default.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 9.01 is shown to be inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Commitment Commission Percentage for any period (an “Applicable Period”) than the Applicable Margin or Commitment Commission Percentage actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and the Commitment Percentage shall be determined as if the correct Level were applicable for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and Commitment Commission owing as a result of such increased Applicable Margin and the Commitment Commission Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.07.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.07(b) and Section 11.

“Applicable Period” shall have the meaning provided in the definition of Applicable Margin.

“Arrangers” shall mean Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., in their capacities as Joint Lead Arrangers and Book Managers, and any successors thereto.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including any capital stock or other securities of, or Equity Interests in, another Person) but excluding sales of assets pursuant to Sections 10.02(i), (v), (vi) (vii), (viii) and (x).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Authorized Officer” shall mean the president, chief financial officer, chief executive officer, chief operating officer, principal accounting officer or any treasurer of the Borrower.

“Available Amount” shall mean, at any time, the sum at such time of (a) the aggregate cumulative Excess Cash Flow beginning December 1, 2006 through the end of the most recent completed fiscal quarter at such time, plus (b) the Net Cash Proceeds from any capital contribution to, or any sale or issuance of Equity Interests by, the Borrower received on or after the Effective Date, less, without duplication, (c) all cash expenditures made by the Borrower and its Subsidiaries on or after December 1, 2006 to (i) pay Dividends or purchase Equity Interests pursuant to Section 10.03(vi), (ii) make Investments pursuant to Section 10.05(xiii), and (iii) Permitted Acquisitions pursuant to the definition thereof and Section 9.13 (but only to the extent such Permitted Acquisitions are made with the Available Amount component of the Permitted Acquisition Basket Amount).

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) ½ of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan bearing interest determined by reference to the Base Rate designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower Common Shares” shall mean the authorized capital stock of the Borrower ($0.01 par value per share) on the Borrowing Date, together with any subsequently authorized common shares of the Borrower.

“Borrowing” shall mean the borrowing of one Type of Loan on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.09(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Date” shall mean the date occurring on or after the Effective Date on which an incurrence of Loans occurs.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twenty-four months from the date of acquisition, (ii) marketable direct obligations, including without limitation auction rate securities, issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twenty-four months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or Moody’s Investors Service, Inc., (iii) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or “A2” or the equivalent thereof from Moody’s Investors Service, Inc. with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than nine months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“Change in Tax Law” means any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deduction or withholding of such Indemnifiable Taxes.

“Change of Control” shall mean any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the voting interests in the Borrower’s capital stock or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to any Credit Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commitment Commission Percentage” initially shall mean 0.300% per annum.  From and after each Start Date to and including the applicable End Date (each as defined in the definition of “Applicable Margin”), the Commitment Commission Percentage shall be as set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the same requirements applied in determining the Applicable Margin described in the definition of “Applicable Margin”:

	Total Leverage Ratio	Commitment Commission Percentage

Level I	Equal to or greater than 4 to 1.0	0.375%

Level II	Equal to or greater than 3 to 1.0 but less than 4 to 1.0	0.30%

Level III	Equal to or greater than 2.5 to 1.0 but less than 3 to 1.0	0.25%

Level IV	Equal to or greater than 2.0 to 1.0 but less than 2.5 to 1.0	0.20%

Level V	Less than 2 to 1.0	0.15%

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains, losses or expenses and unusual or non-recurring gains, losses or expenses and (y) any gains, losses or expenses from sales of assets, other than inventory sold in the ordinary course of business), adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for Federal, state, local and foreign taxes based on income and foreign withholding taxes, value-added taxes, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes, in each case for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including the fiscal quarter of the Borrower ended January 31, 2007, the amount of all fees and expenses incurred in connection with the Transaction during such fiscal quarter, (v) all charges or expenses relating to financing or acquisition transactions (other than the Transaction and whether or not completed) occurring outside the ordinary course of business (including non-capitalized acquisition costs and any write-off of deferred financing costs), and (vi) all non-cash charges or expenses (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period), including charges associated with the marking to market of derivatives and other investments.  To the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof, any addbacks to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income.”

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii), (vi) and (vii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined in accordance with GAAP (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (vii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Guaranty, the Security Agreement and each other Security Document, and after the execution and delivery thereof pursuant to the terms of this Agreement, each Note.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Guarantor.

“Default” shall mean any event or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by the Borrower or any Subsidiary.

“End Date” shall have the meaning provided in the definition of Applicable Margin.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, notices of noncompliance or violation or proceedings relating in any way to any Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” means any applicable federal, state or local law or regulation and the common law relating to the preservation or protection of the environment, or to occupational health or safety matters.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (j) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably result in material liability to the Borrower or any of the Subsidiaries.

“ERISA Group” shall mean the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) bearing interest determined by reference to the Eurodollar Rate designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans and Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales, equity issuances, insurance or Indebtedness and (2) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (and only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than (x) any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness or (y) and any such Permitted Acquisitions made pursuant to the Available Amount component of the Permitted Acquisition Basket Amount).

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of the Applicable Margin and Sections 9.13 and 10, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

“Guarantor” shall mean (i) each Wholly-Owned Domestic Subsidiary of the Borrower that is not an Immaterial Subsidiary on the Effective Date and (ii) each Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary of the Borrower established, created or acquired after the Effective Date, in each case unless and until such time as such Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Hazardous Material” means those substances that are listed, regulated or defined as “hazardous” or “toxic” under Environmental Law.

“Highest Applicable Margin” shall have the meaning provided in the definition of Applicable Margin.

“Immaterial Subsidiary” shall mean any Subsidiary with assets valued at less than $1,000,000.

“Incremental Commitment” shall mean, for any Lender, any commitment by such Lender to increase its Revolving Loan Commitment (in the case of an existing Lender) or become party to this Agreement and provide a Revolving Loan Commitment, in each case, as set forth in the respective Incremental Commitment Agreement delivered pursuant to Section 2.13.  On each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.13.  Incremental Commitments shall constitute Revolving Loan Commitments and be identical in all respects to the Revolving Loan Commitments immediately prior to the applicable Incremental Commitment Date.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in the form of Exhibit M (appropriately completed) executed and delivered in accordance with Section 2.13.

“Incremental Commitment Request Requirements” shall mean, with respect to any request for an Incremental Commitment made pursuant to Section 2.13, the satisfaction of each of the following conditions on the date of such request:

(1)              no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Commitments then requested had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date), and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(2)              the Credit Parties shall be in compliance with the covenants contained in Section 10.08 and 10.09 (determined as if a Test Period is then in existence), calculating the covenants therein based on the four fiscal quarter period ended with the last fiscal quarter for which financial statements have been delivered pursuant to Section 9.01(a) on or prior to the date of the request for Incremental Commitments, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Commitments (assuming the full utilization thereof) had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans (as well as other Permitted Acquisition theretofore consummated after the first day of such four fiscal quarter period) had occurred, on the first day of such four fiscal quarter period.

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on an Incremental Commitment Date, the satisfaction of each of the following conditions on or prior to such Incremental Commitment Date:

(1)              no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Commitments then provided had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such Incremental Commitment Date), and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(2)              the Borrower and its Subsidiaries shall have delivered such amendments, modifications and/or supplements to the Security Documents as are necessary, or in the reasonable opinion of the Administrative Agent desirable, to insure that the additional obligations are secured by, and entitled to the benefits of, the Security Documents;

(3)              calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 10.08 and 10.09 (determined as if a Test Period is then in existence), calculating the covenants therein based on the four fiscal quarter period ended with the last fiscal quarter for which financial statements have been delivered pursuant to Section 9.01(a) on or prior to the date of the request for Incremental Commitments on or prior to such Incremental Commitment Date, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Commitments (assuming the full utilization thereof) had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans (as well as other Permitted Acquisition theretofore consummated after the first day of such four fiscal quarter period) had occurred, on the first day of such four fiscal quarter period;

(4)              the delivery by the Borrower to the Administrative Agent of an officer’s certificate executed by the chief financial officer of the Borrower and certifying as to compliance with preceding clauses (2) and (3) and containing the calculations (in reasonable detail) required by preceding clause (3);

(5)              the delivery by the Borrower to the Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Guarantor, acknowledging that such Incremental Commitment and all Loans subsequently incurred pursuant to such Incremental Commitment shall constitute (and be included in the definition of) “Obligations”;

(6)              the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 6.02 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request;

(7)              the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; and

(8)              the completion by each Credit Party of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Loan Commitment.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all then outstanding letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the principal amount of the indebtedness so secured and the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) the net amount payable upon termination under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Indemnifiable Taxes” means all Taxes other than (i) net income taxes, franchise taxes imposed in lieu of net income taxes or similar taxes imposed on or measured by net income that are imposed on or levied on the Administrative Agent or a Lender as a result of a present or former connection between the Administrative Agent or the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement); and (ii) except as provided in Section 13.04(b), any withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to a Lender’s failure or inability to comply with Section 5.04(b) other than as a result of a Change in Tax Law after the Lender became a party hereto.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion) with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Expense Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Lender” shall mean each of Deutsche Bank Trust Company Americas (except as otherwise provided in Section 12.08) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or 3.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidity Test” shall mean, at any time, that both (a) the Borrower and the Guarantors have not less than $5.0 million of unrestricted cash, Cash Equivalents and borrowing availability under this Agreement and (b) no Default or Event of Default shall have occurred and be continuing at such time.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Swingline Amount” shall mean $10.0 million.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $1.0 million, and (ii) for Swingline Loans, $250,000.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 9.11.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or has an obligation to make contributions (ii) to which any ERISA Entity has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Entity during such six year period, or (iii) with respect to which the Borrower or a Subsidiary could incur liability.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, with respect to any capital contribution to, or any sale or issuance of Equity Interests by, the Borrower, the gross cash proceeds received from such event, net of Taxes paid or payable as a result thereof, and reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, accounting, advisory and other fees and expenses associated therewith) received from any such event, provided that Net Cash Proceeds shall not include any proceeds realized from the sale of the Borrower’s Equity Interests to officers, employees or directors or consultants upon the exercise of options or other rights to purchase or acquire the Borrower’s Equity Interests pursuant to any employment agreements, employee benefit plans, stock option plans and other similar compensatory arrangements with officers, employees or directors.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice Office” shall mean the office of the Administrative Agent located at 100 Plaza One, 8th Floor, Jersey City, New Jersey 07302, Attention:  Juliet Cadiz (201) 593-2309 (fax) or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Arrangers, the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including the principal and interest (including interest accruing during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Patriot Act” means the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“Payment Office” shall mean the office of the Administrative Agent located at 100 Plaza One, 8th Floor, Jersey City, New Jersey 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which the Borrower or a Subsidiary could incur liability.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor of an Acquired Entity or Business or of assets (including by way of merger of any such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor (so long as the Guarantor is the surviving corporation)), provided that all requirements of Sections 9.13 and 10.02 applicable to Permitted Acquisitions are satisfied.

“Permitted Acquisition Basket Amount” shall mean (i) for the Borrower’s fiscal year ending October 31, 2007, $100.0 million, and (ii) for each fiscal year of the Borrower thereafter, $100.0 million plus, so long as immediately after such Permitted Acquisition and any related transaction or borrowing the Borrower satisfies the Liquidity Test, an amount equal to the Available Amount.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Subsidiaries and another Person.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness of the Borrower (that may be guaranteed by those subsidiaries that are Credit Parties) that (a) does not have a stated maturity date prior to the date that is 180 days after the Revolving Loan Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 180 days after the Revolving Loan Maturity Date, (c) is (and all guarantees with respect thereto are) contractually subordinated to the Obligations on terms no less favorable to the Lenders than those contained in a customary high-yield note issuance, (d) contains non-pricing terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions) no less favorable to the Lenders than those usual and customary for a high-yield note issuance, and (e) bears a market rate of interest as determined by the Borrower’s board of directors.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a Pro Forma Basis to (x) the incurrence or permanent repayment of any Indebtedness after the first day of the relevant Calculation Period or Test Period, as the case may be, and (y) any Permitted Acquisition then being consummated as well as any other Permitted Acquisition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, then being effected, with the following rules to apply in connection therewith:

(i)               all Indebtedness (to the extent incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued or permanently repaid after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) or permanently repaid on the first day of such Test Period or Calculation Period, as the case may be, and, in the case of debt incurred or issued, remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 9.13);

(ii)              all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii)             in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Section 9.13 and the definition of “Applicable Margin” only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account all Pro Forma Cost Savings; and

(iv)             in making any determination of Consolidated EBITDA on a Pro Forma Basis for the twelve month period ended on October 31, 2006, such Consolidated EBITDA for such 12 month period shall equal the product obtained by multiplying (x) the quotient obtained by dividing Consolidated EBITDA for the nine month period ended October 31, 2006 by nine by (y) twelve.

“Pro Forma Cost Savings” shall mean, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Period or Test Period and calculated on a basis that is consistent with Regulation S-X under the Securities Act, (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the Calculation Period or Test Period that are supportable and quantifiable by the underlying accounting records of the Borrower or such business or (iii) relate to the business that is the subject of any such acquisition, or relate to such acquisition, and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of clauses (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period.  Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Administrative Agent from an Authorized Officer of the Borrower that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been reasonably determined to be probable.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with the Transaction and set forth in the Confidential Information Memorandum dated November 2006.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.

“Real Property” of any Person shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received in exchange for assets transferred by the Borrower or any of its Subsidiaries shall not constitute Related Business Assets if they are securities of a Person unless, upon receipt of any such securities, such Person would become a Subsidiary.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments represents a majority of the sum of all outstanding Loans of Non-Defaulting Lenders.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of the Guarantors, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Guarantor (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or (iii) are not otherwise generally available for use by the Borrower or such Guarantor.

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.11 or 13.04(b).

“Revolving Loan Maturity Date” shall mean November 30, 2011.

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“Secured Parties” shall have the meaning assigned that term in the applicable Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement Collateral” shall mean all “Pledged Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each other security document, instrument or pledge agreement delivered to grant a security interest in any property as collateral for the Secured Obligations (as defined in the Security Agreement).

“Start Date” shall have the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary that is contractually subordinated to the Obligations.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 9.11(c)(iii) or (b) otherwise acceptable to the Collateral Agent.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean Deutsche Bank Trust Company Americas.

“Syndication Date” shall mean the earlier of (i) the 30th day following the Initial Borrowing Date and (ii) that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities applicable thereto.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 9.11(c)(iii).

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the applicable facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Revolving Loans and Swingline Loans.

“Transaction” shall mean, collectively, (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (ii) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

 “Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Additional Security Documents”	Section 9.11
“Bankruptcy Code”	Section 11.05
“Borrower”	first paragraph
“Commitment Commission”	Section 4.01(a)
“Drawing”	Section 3.05(b)
“Effective Date”	Section 13.10
“Event of Default”	Section 11
“Existing Bridge Credit Agreement”	recitals
“Facing Fee”	Section 4.01(c)
“Fee Letter”	Section 13.18
“Guaranty”	Section 6.06
“Incremental Commitment Date”	Section 2.13(b)
“Incremental Lender”	Section 2.13(b)
“Intercompany Loans”	Section 10.05(viii)
“Interest Period”	Section 2.08
“Investments”	Section 10.05
“Letter of Credit”	Section 3.01(a)
“Letter of Credit Fee”	Section 4.01(b)
“Letter of Credit Request”	Section 3.03(a)
“Loan”	Section 2.01(a)
“Mandatory Borrowing”	Section 2.01(c)
“Notice of Borrowing”	Section 2.02(a)
“Notice of Conversion/Continuation”	Section 2.05
“Participant”	Section 3.04(a)
“Permitted Business”	Section 10.13
“Permitted Liens”	Section 10.01
“Register”	Section 13.15
“Replaced Lender”	Section 2.12
“Replacement Lender”	Section 2.12
“Revolving Loan”	Section 2.01(a)
“Revolving Note”	Section 2.04(a)
“SEC”	Section 9.01(f)
“Section 5.04(b)(ii) Certificate”	Section 5.04(b)(ii)
“Security Agreement”	Section 6.07
“Syndication Agent”	first paragraph
“Swingline Loan”	Section 2.01(b)
“Swingline Note”	Section 2.04(a)
“Unpaid Drawing”	Section 3.05(a)

1.02.           Computation of Time Periods; Other Definitional Provisions.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  In this Agreement, the word “including” shall be deemed to mean “including without limitation.”

SECTION 2.           Amount and Terms of Credit.

2.01.           The Loans.

(a)               Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans” and together with the Swingline Loans, the “Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.09(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(b)              Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in  Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 2.01(b), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by the Borrower cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c)              On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the first paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02.           Notice of Borrowing.

(a)              Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at the Notice Office at least two (2) Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify (i) the date of the Borrowing (which shall be a Business Day after the Effective Date but, in the case of the Initial Borrowing Date, no later than November 30, 2006), (ii) the amount of the Borrowing, (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of the Loans and of the other matters covered by the Notice of Borrowing.

(b)              (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)              Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c)              Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent or the Swingline Lender, as the case may be, may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from a Authorized Officer of the Borrower prior to receipt of written confirmation.  In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of any such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.03.           Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 2.02(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(b)), each Lender will make available its pro rata portion of the Loans (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.  Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.04.           Notes.

(a)              The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1 or Exhibit B-2, with blanks appropriately completed in conformity herewith, (i) in the case of  Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)              Each Lender shall note on its internal records the amount of the Loan made by it and each payment in respect thereof, and prior to any transfer of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans or any related Obligations.

(c)              Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loan (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.05.           Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans, which may not be converted pursuant to this Section 2.05) made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that (i) except as otherwise provided in Section 2.09(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion and so long as the Administrative Agent has or the Required Lenders have not determined in its or their sole discretion not to permit such continuation, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first, second or third Interest Period and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the 90th day after the Initial Borrowing Date than are permitted under Section 2.01, and (iv) no conversion pursuant to this Section 2.05 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.06.           Maturity Date.  The Loans will mature on the Revolving Loan Maturity Date.

2.07.           Interest.

(a)              The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.05 or 2.08, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)              The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.05, 2.08 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period.  If all or a portion of (i) the principal amount of the Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate described in Section 2.07(a) plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.07(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(c)              Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid) in full of all outstanding Eurodollar Loans and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)              Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and the Administrative Agent, upon determining the interest rate for the Borrowing, shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.08.           Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month (or nine or twelve-month, to the extent consented to by all Lenders) period.

Notwithstanding anything to the contrary contained above:

(a)              all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)              the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c)              if any Interest Period begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d)              if any Interest Period for a Eurodollar Loan would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period for a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day;

(e)               no Interest Period may be selected at any time when a Default or an Event of Default is then in existence and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such selection; and

(f)               the last Interest Period applicable to the Loans shall end on the Maturity Date.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.09.           Increased Costs, Illegality, etc.

(a)               In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)               on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)              at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)             at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.

(b)              At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.09(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.09(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)              If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the National Association of Insurance Commissioners or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.10.           Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) the Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in the Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01 or as a result of an acceleration of the Loan pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.09(b).

2.11.           Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letter of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or mitigating the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.09 and 5.04.

2.12.           Replacement of Lenders.  (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(c), Section 3.06 or Section 5.04(a) with respect to any Lender that results in such Lender charging to the Borrower increased costs or additional amounts in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12, the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent, provided that (a) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender  (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Revolving Loan Commitments and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) in each case, all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) each Letter of Credit Issuer an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.12, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.12 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have an outstanding Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.09, 2.10, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.13.           Incremental Commitments.

(a)              So long as the Incremental Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, the Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.13, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Initial Borrowing Date and prior to the date that is three months prior to the Revolving Loan Maturity Date, that one or more Lenders (and/or one or more other Persons that are Eligible Transferees and that will become Lenders as provided below) provide Incremental Commitments, it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement in respect thereof as provided in clause (b) of this Section 2.13, such Lender shall not be obligated to fund any Revolving Loans or participate in Swingline Loans or Letters of Credit in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.13, (ii) any Lender (including any Eligible Transferee that will become a Lender) may so provide an Incremental Commitment without the consent of any other Lender, (iii) each provision of Incremental Commitments on a given date pursuant to this Section 2.13 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Transferee that will become a Lender)) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof, and (iv) the aggregate amount of all Incremental Commitments provided pursuant to this Section 2.13 shall not exceed $100,000,000.

(b)              At the time of the provision of Incremental Commitments pursuant to this Section 2.13, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee that agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to Administrative Agent an Incremental Commitment Agreement, with the effectiveness of such Incremental Lender’s Incremental Commitment to occur on the date set forth in such Incremental Commitment Agreement (the “Incremental Commitment Date”), which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements shall have been satisfied, (y) all other conditions set forth in this Section 2.13 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and at such time, (i) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Commitments, (ii) Schedule I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (iii) to the extent requested by any Incremental Lender, Notes shall be issued, at the expense of the Borrower, to such Incremental Lender in conformity with the requirements of Section 2.04(a).

(c)              At the time of any provision of Incremental Commitments pursuant to this Section 2.13, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.13) and with the Borrower being obligated to pay to the applicable Lenders any costs of the type referred to in Section 2.09 in connection with any such repayment and/or incurrence.

SECTION 3.           Letters of Credit.

3.01.           Letters of Credit.

(a)              Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)              Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)               any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)              such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02.           Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $15.0 million or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) ten days prior to the Revolving Loan Maturity Date.

3.03.           Letter of Credit Requests; Minimum Stated Amount.

(a)              Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b)              The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c)               The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.           Letter of Credit Participations.

(a)              Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.12 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)              In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)              In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)              Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)              Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)               The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i)               any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)              the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary named in any such Letter of Credit);

(iii)             any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)             the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)              the occurrence of any Default or Event of Default.

3.05.           Agreement to Repay Letter of Credit Drawings.

(a)              The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)              The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.           Increased Costs.  If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4.           Commitment Commission; Fees; Reductions of Revolving Loan Commitment.

4.01.           Fees.

(a)              The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)              The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)               The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to ¼ of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)               The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)               The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

4.02.           Voluntary Termination of Unutilized Revolving Loan Commitments.

(a)              Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1.0 million in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)               In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.10 but excluding amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 2.09, 2.10, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03.           Mandatory Reduction of Revolving Loan Commitments.

(a)              In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

(b)               Each reduction to, or termination of, the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5.           Prepayments; Payments; Taxes.

5.01.           Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders and (ii) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1.0 million (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect and (iii) each prepayment pursuant to this Section 5.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

5.02.           Application of Prepayments; Maturity.

(a)              Each amount applied pursuant to Section 5.01 shall be applied First, to the payment of all expenses due and payable to the Arrangers and to the Administrative Agent under Section 13.01; Second, to the payment of all expenses due and payable to the Lenders under Section 13.01; Third, to the payment of interest then due and payable on the Loans; and Fourth, to the payment of the principal amount of the Loans.

(b)              (i) All then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all other then outstanding Loans shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (iii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

5.03.           Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 3:00 p.m. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.           Net Payments.

(a)              Payments free of Indemnifiable Taxes.  All payments by the Borrower hereunder and under any Note will be made free and clear of, and without deduction or withholding for, any Indemnifiable Taxes, unless required by applicable law.  If any Indemnifiable Taxes are so levied or imposed, the Borrower agrees to (i) pay the full amount of such Indemnifiable Taxes to the appropriate governmental authority, (ii) pay such additional amounts as necessary so that the net amount actually received by the Lender under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnifiable Taxes, will be equal to the amount that the Lender would have received had no such deduction or withholding been required, and (iii) furnish to the Administrative Agent evidence of payment by the Borrower of Indemnifiable Taxes reasonably satisfactory to the Administrative Agent within 45 days after the date such payment is due under applicable law.  If any amounts that are payable in respect of Indemnifiable Taxes pursuant to the preceding sentence are paid by a Lender, the Borrower agrees to reimburse the Lender, upon the written request of the Lender, for such Indemnifiable Taxes.

(b)              Documentation.  Each Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.12 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of IRS Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either IRS Form W-8ECI or Form W-8BEN or successor forms pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN (with respect to the “portfolio interest exemption”) (or successor form) certifying such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or (iii) two accurate and complete original signed copies of IRS Form W-8IMY (together with the form and certificates described above in clauses (i) and (ii)), as required.  Each Lender that is not a Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.12 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of IRS Form W-9 establishing that the Lender is not subject to U.S. backup withholding tax.  In addition, each Lender agrees that when a lapse in time or change in circumstances renders its previous certification obsolete or inaccurate in any material respect, or upon reasonable request by the Borrower or Administrative Agent, such Lender will (A) deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable certification under this Section 5.04(b) and such other forms as may be required to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax, or (B) immediately notify the Borrower and the Administrative Agent of its inability to deliver any such certification, in which case such Lender shall not be required to deliver any such certification pursuant to this Section 5.04(b).

(c)              Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnifiable Taxes with respect to which the Borrower has paid amounts pursuant to Section 5.04(a), it shall pay over such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent and such Lender provided, however, that the Borrower agrees to repay such amount to the Administrative Agent or Lender, as the case may be, together with any applicable interest and penalties, if the Administrative Agent or Lender is required to repay such refund to such taxing authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower.

SECTION 6.           Conditions Precedent to Credit Events on the Initial Borrowing Date.

The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01.           Effective Date; Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) if any Lender has so requested, there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same a Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02.           Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Latham & Watkins LLP, special counsel to the Borrower, an opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Initial Borrowing Date substantially in the form attached as Exhibit E-1, (ii) from Larkin Hoffman Daly & Lindgren, Ltd., special Minnesota counsel to the Borrower, an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Initial Borrowing Date substantially in the form attached as Exhibit E-2 and (iii) from Jones Vargas, Nevada counsel to the Borrower, an opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Initial Borrowing Date substantially in the form attached as Exhibit E-3.

6.03.           Company Documents; Proceedings; etc.

(a)              On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of each Credit Party and the resolutions of each Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)              On the Initial Borrowing Date, the Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities, all of which shall be, in form and substance, reasonably acceptable to the Administrative Agent.

6.04.           Adverse Change, Approvals.

(a)              Since October 31, 2005, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)              On the Initial Borrowing Date, all necessary material governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction shall have been obtained and remain in effect.  On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

(c)               On or prior to the Initial Borrowing Date, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent to the effect that approval of the Loans and the Credit Documents by the Mississippi Gaming Commission is not required.

6.05.           Litigation.  On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Document, or (ii) which has had, or would reasonably be expected to have, a Material Adverse Effect.

6.06.           Guaranty.  On the Initial Borrowing Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Guaranty”), and the Guaranty of each Guarantor shall be in full force and effect.

6.07.           Security Agreement.  On the Initial Borrowing Date, each Credit Party  shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)                proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)              certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)             evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)             evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

6.08.           Financial Statements; Projections.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received the Projections and true and correct copies of the historical financial statements referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.09.           Solvency Certificate; Insurance Certificates, etc.  On the Effective Date, the Administrative Agent shall have received:

(i)               a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I; and

(ii)              certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

6.10.           Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to the Arrangers, the Administrative Agent and each Lender all costs, fees and expenses (including reasonable documented legal fees and expenses) and other compensation contemplated hereby payable to the Arrangers, the Administrative Agent or such Lender to the extent then due.

6.11.           Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.04, 6.05 and 7.01 have been satisfied on such date.

6.12.           Consummation of the Refinancing.

(a)              On or prior to the Effective Date and concurrently with the incurrence of Loans and the use of such Loans on such date, all Indebtedness of the Borrower and its Subsidiaries under the Existing Bridge Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments under the Existing Bridge Credit Agreement shall have been terminated.

(b)              On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Bridge Credit Agreement created pursuant to the security documentation relating to the Existing Bridge Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Existing Bridge Credit Agreement, to secure the obligations under the Existing Bridge Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.13.           Patriot Act Compliance.  Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 7.           Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01.           No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default that is continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02.           Notice of Borrowing; Letter of Credit Request.

(a)              Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.02(b)(i).

(b)              Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office or as otherwise agreed in writing for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 8.           Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01.           Company Status.  The Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota, with the corporate power and authority to own or lease its properties and conduct the business in which it is engaged and presently proposes to engage; each of the Subsidiaries of the Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own or lease its properties and conduct the business in which it is engaged and presently proposes to engage; the Borrower and each of the Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification and where the failure to be so qualified would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Borrower and the Subsidiaries taken as a whole; the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Borrower or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock in the Subsidiaries are outstanding.

8.02.           Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03.           No Violation.  Neither the Borrower nor any of the Subsidiaries is or, with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its amended Articles of Incorporation or Bylaws or (ii) any material agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the execution and delivery of the Credit Documents and the consummation of the transactions herein and therein contemplated and the fulfillment of the terms hereof and thereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any of their respective properties is bound, except for such conflicts, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or of the amended Articles of Incorporation or Bylaws of the Borrower or any law, order, rule or regulation, judgment, order, writ or decree applicable to the Borrower or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Borrower or any of the Subsidiaries, except for such conflicts that both (x) would not reasonably be expected to have a Material Adverse Effect or (y) are not currently known to the Borrower.

8.04.           Approvals.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or material exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document, except for notice filings concerning this Agreement and the Loans required to be delivered after the Effective Date to the Gaming authorities in each jurisdiction in which a Credit Party is licensed in the ordinary course of business.

8.05.           Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a)              (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries at October 31, 2005 and 2004 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal years ended on such dates, in each case included in its annual report filed on Form 10-K, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at July 1, 2006 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the nine-month period ended on such date, in each case included in its quarterly report filed on September 11, 2006 on Form 10-Q/A, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)              Except as fully disclosed in the financial statements of the Borrower included in its quarterly report filed on September 11, 2006 on Form 10-Q/A, and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries.

(c)              The Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that actual results may vary materially therefrom.

(d)              Both before and after giving effect to the Transaction, since October 31, 2005, nothing has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06.           Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) that are adverse to the Borrower and its Subsidiaries with respect to the Transaction or any Credit Document or (ii) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07.           True and Complete Disclosure.  The representations and warranties of the Borrower contained in any Credit Document for the benefit of the Administrative Agent and any Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the Transaction are true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections.

8.08.           Use of Proceeds; Margin Regulations.

(a)              All proceeds of the Loans will be used (i) for the working capital and general corporate purposes (including for Investments, stock repurchases and acquisitions permitted hereunder) of the Borrower and its Subsidiaries, (ii) to repay existing debt, including payment on the Initial Borrowing Date of all amounts outstanding under the Existing Bridge Credit Agreement and termination of the Existing Bridge Credit Agreement and (iii) to pay fees and expenses incurred in connection with the Transaction.

(b)              No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09.           Tax Returns and Payments.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have filed all Federal, State, local and foreign Tax returns that have been required to be filed and have paid all Taxes indicated by such returns and all assessments received by them or any of them to the extent that  such Taxes have become due and payable (except Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP); all Taxes not yet due and payable have been adequately provided for in accordance with GAAP, and the Borrower does not know of any actual or proposed additional material Tax assessments.

8.10.           Security Documents.  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Parties, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens.  The recordation of (x) the Patent Security Agreement and (y) the Trademark Security Agreement in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Copyright Security Agreement in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

8.11.           Compliance with ERISA.

(a)              Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan.  The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(b)              Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Subsidiary and each of the Foreign Plans are in compliance in all material respects with all applicable laws and regulations with respect to the Foreign Plans and (ii) the terms of the Foreign Plans, and all required contributions have been made to the Foreign Plans.

8.12.           Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and the Subsidiaries have good and marketable title to all of the properties and assets reflected in the consolidated financial statements hereinabove described and material to the Borrower’s business or operations, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except for Permitted Liens; the Borrower and the Subsidiaries occupy their leased properties under valid and binding leases.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.03.

8.13.           [Reserved]

8.14.           Subsidiaries.  On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries set forth in the ownership chart attached as Schedule II.  Schedule II correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.15.           Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16.           Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17.           Environmental Matters.  The Borrower and the Subsidiaries and their respective businesses, operations, properties and facilities, are in compliance with and are not subject to any actual or potential liability under Environmental Law, except to the extent that any such failure to comply or actual or potential liability would not, individually or in the aggregate, reasonably be expected to have in a Material Adverse Effect.

8.18.           Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.19.           Intellectual Property, etc.  (A) The Borrower, each of the Subsidiaries and each of their respective directors and executive officers hold all material licenses, certificates and permits from governmental authorities, including gaming regulatory authorities, which are necessary to the conduct of their businesses; (B) except where the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and the Subsidiaries each own or possess the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) necessary to carry on their business in all material respects; neither the Borrower nor any of the Subsidiaries has infringed, and, except as described in the sections of the Borrower’s 2005 Form 10-K entitled “Item 3.  Legal Proceedings” and Schedule VII, none of the Borrower or the Subsidiaries have received notice of conflict with, any Intellectual Property of any other person or entity; (C) except where the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower has taken all reasonable steps necessary to secure interests in such Intellectual Property from its contractors; (D) except as described in the sections of the Borrower’s 2005 Form 10-K entitled “Item 1.  Business—Intellectual Property,” there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Borrower that are material to the Borrower and the Subsidiaries taken as a whole; (E) except as in the sections of the Borrower’s 2005 Form 10-K entitled “Item 1.  Business—Intellectual Property,” the Borrower is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity that are material to the Borrower and the Subsidiaries taken as a whole; (F) except where the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the technology employed by the Borrower has been obtained or is being used by the Borrower in violation of any contractual obligation binding on the Borrower or any of its officers, directors or employees or otherwise in violation of the rights of any persons; (G) except as described in the sections of the Borrower’s 2005 Form 10-K entitled “Item 3.  Legal Proceedings,” or Schedule VII, the Borrower has not received any written or oral communications alleging that the Borrower has violated, infringed or conflicted with, or, by conducting its business as set forth in its 2005 Form 10-K, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity, except those which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (H) except as described in the sections of the Borrower’s 2005 Form 10-K entitled “Item 3.  Legal Proceedings,” or Schedule VII, the Borrower knows of no infringement by others of Intellectual Property owned by or licensed to the Borrower, expect that which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.20.           Indebtedness.  The sections of the Borrower’s 2005 Form 10-K entitled “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Liabilities” set forth a true and complete list of all Indebtedness (including Contingent Obligations but not including Intercompany Loans) of the Borrower and its Subsidiaries as of October 31, 2005 which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.  No other Indebtedness has been incurred by the Borrower or its Subsidiaries since October 31, 2005, except for Indebtedness incurred for borrowed money in connection with the Transaction.

8.21.           Insurance.  The Borrower and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties.

8.22.           Foreign Assets Control Regulations, etc.  Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, the Borrower nor its use of the proceeds thereof will violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) to its knowledge engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Patriot Act).

SECTION 9.           Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:

9.01.           Information Covenants.  The Borrower will furnish to each Lender:

(a)              Quarterly Financial Statements.  Within (x) 60 days after the close of each of the quarterly accounting periods ending January 31, 2007, April 30, 2007, and July 31, 2007, and (y) 45 days after the close of each of any of the subsequent of the first three quarterly accounting periods in any other fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) to the extent any Permitted Acquisition was made during such quarterly accounting period involving Aggregate Consideration of $10.0 million or more, calculations with respect to the financial covenants contained in Sections 10.08 and 10.09 for the applicable Calculation Period on a Pro Forma Basis as if the applicable Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such that the financial covenants in Sections 10.08 and 10.09 would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; and (iii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)              Annual Financial Statements.  No later than the earlier of (x) in the case of the fiscal year ending October 31, 2006, 105 days after the end of such fiscal year and (y) in the case of any other fiscal year, 90 days after the close of such fiscal year, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or other “Big 4” Accounting Firm or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent together, to the extent reasonably available to the Borrower, with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)              Budgets.  No later than 90 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year.

(d)              Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of Borrower in the form of Exhibit J certifying on behalf of Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.08 and 10.09 at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(a) or (b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow, and (iii) certify that there have been no changes to the Perfection Certificate since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(d), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(e)              Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)               Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness.

(g)              Environmental Matters.  Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)               any pending or threatened Environmental Claim against the Borrower or any condition or occurrence that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries; and

(ii)              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(h)              Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 8.22 reasonably requested by any Lender through Administrative Agent.

(i)               Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent may reasonably request.

9.02.           Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, maintain all financial records in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or its Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice.  Such visits and inspections shall be limited to no more than one per calendar year for all the Lenders so long as no Event of Default has occurred and is continuing.

9.03.           Maintenance of Property; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, provided that nothing in this clause (i) shall prevent the Borrower or any of its Subsidiaries from discontinuing the use, operation or maintenance of such properties or disposing of them if (x) such discontinuance or disposal is, in the reasonable judgment of the Borrower or such Subsidiary, desirable in the conduct of business and (y) such discontinuance or disposal, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries.  With respect to each Mortgaged Property, the Borrower and each of the Subsidiaries shall obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.04.           Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except where the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, preserve and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents.

9.05.           Compliance with Statutes, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06.           Compliance with Environmental Laws.

(a)              The Borrower will comply, and will cause each of its Subsidiaries to comply, with Environmental Law and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Law.

(b)              (i) After the receipt by the Administrative Agent or the Lender of any notice of the type described in Section 9.01(g), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lender has exercised any of the remedies pursuant to the last paragraph of Section 9 the Borrower will (in each case) provide, at the sole expense of the Borrower and at the reasonable request of the Administrative Agent, a Phase I environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, addressing the presence or absence of Hazardous Material and the potential cost of any removal or remedial action in connection with such Hazardous Material on such Real Property.  If the Borrower fails to provide the same within 45 days after such request was made (or such longer period as may be reasonably necessary under the circumstances to complete such assessment in a diligent manner), the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall hereby grant to the Administrative Agent and the Lender and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lender an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time during normal business hours upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07.           ERISA.  The Borrower will deliver to the Lender, promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000, a written notice specifying the nature thereof, what action the Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.  The Borrower will deliver to the Lender, upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

9.08.           Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.09.           Payment of Taxes and Obligations.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.10.           Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.11.           Additional Security; Further Assurances; etc.

(a)              The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Parties (x) security interests in such assets of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders; provided that such Credit Parties shall only be required to deliver such documentation and grant security interests in such assets as they would have been required to deliver if such Credit Party were a Credit Party on the Effective Date and (y) Mortgages in any Real Property of the Borrower and such other Credit Party acquired after the Effective Date; provided Real Property having a Fair Market Value of not more than $12.0 million in the aggregate shall be excepted from the requirements of this clause (y) (any such additional Mortgages, collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b)              The Borrower will, and will cause each of the other Credit Parties that are Subsidiaries of the Borrower to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Surveys, Title Policies, reports, landlord waivers, bailee agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.11 has been complied with.

(c)              The Collateral Agent shall have received for any Real Property constituting Collateral:

(i)               a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent;

(ii)              with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transaction or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)             with respect to each Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 105% of the Fair Market Value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions but all such endorsements only if available at commercially reasonable rates and applicable);

(iv)             with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)              evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)             with respect to each Mortgaged Property, copies of all Leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, Borrower shall use commercially reasonable efforts, (but shall not be required) to ensure that such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

(vii)           Surveys with respect to each Mortgaged Property; and

(viii)           a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(d)              If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e)              The Borrower agrees that each action required by clauses (a) through (c) of this Section 9.11 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.

(f)               To the extent such items have not been delivered as of the Effective Date, the Borrower shall use its commercially reasonable efforts to deliver to the Administrative Agent the stock certificates identified on Schedule VIII as promptly as practible following the Effective Date.

9.12.           Additional Subsidiaries.  If any Credit Party acquires or creates a Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary after the Effective Date, then the Credit Party will give at least five Business Days’ notice of the acquisition or creation of such Wholly-Owned Domestic Subsidiary to the Administrative Agent, and such Wholly-Owned Domestic Subsidiary shall execute a counterpart of the Guaranty within five Business Days after becoming a Wholly-Owned Domestic Subsidiary.  In addition, each new Wholly-Owned Domestic Subsidiary that is required to execute a counterpart of the Guaranty shall execute and deliver, or cause to be executed and delivered to the Administrative Agent, all other relevant documentation (including the Security Agreement and opinions of counsel) of the type described in Section 8 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Wholly-Owned Domestic Subsidiary were a Credit Party on the Borrowing Date.

9.13.           Permitted Acquisitions.

(a)              Subject to the provisions of this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) to the extent any such Permitted Acquisition involves Aggregate Consideration of $10.0 million or more, the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) to the extent any such Permitted Acquisition involves Aggregate Consideration of $10.0 million or more, the Borrower shall certify that the financial covenants in Sections 10.08 and 10.09 would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) to the extent any such Permitted Acquisition involves Aggregate Consideration of $10.0 million or more, all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated during the then fiscal year of the Borrower and any contingent purchase price, earn-out, non-compete and other similar obligations of the Borrower and its Subsidiaries relating to any Permitted Acquisition actually paid in such fiscal year, does not exceed the Permitted Acquisition Basket Amount for such fiscal year; and (vi) to the extent any such Permitted Acquisition involves Aggregate Consideration of $10.0 million or more, the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii) and (v).

(b)              At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Parties pursuant to (and to the extent required by) the Security Documents.

(c)              The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by Section 9.11, to the reasonable satisfaction of the Administrative Agent.

The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 9.13 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including Sections 8 and 11.

SECTION 10.         Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:

10.01.         Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that in no event shall the provisions of this Section 10.01 apply to the capital stock of the Borrower, and provided further that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                inchoate Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which, if applicable, adequate reserves have been established in accordance with GAAP;

(ii)               Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;

(iii)             Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IV, and any renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (plus unpaid, accrued interest and premiums thereon and underwriting discounts, fees, commissions and expenses) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv)             Liens created pursuant to the Security Documents;

(v)              licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)             Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)            Liens placed upon equipment, machinery or other property or improvements acquired after the Effective Date (or, in the case of improvements, constructed after the Effective Date) and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed within 60 days of the acquisition thereof by the Borrower or such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or its Subsidiaries;

(viii)           zoning restrictions, municipal ordinances, building codes, easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)              Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)               Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default;

(xi)              statutory and common law landlords’ liens under leases or subleases to which the Borrower or any of its Subsidiaries is a party;

(xii)             Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $3.0 million;

(xiii)           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xiv)           Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)            Liens arising under Article 2 or Article 4 of the UCC and bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xvi)           Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 10.04(x);

(xvii)           licenses of intellectual property granted in a manner consistent with past practice;

(xviii)          Liens incurred in the ordinary course of business and consistent with past practice to secure Indebtedness of the Borrower and its Subsidiaries with respect to bonds required in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries;

(xix)            (a) any Lien existing on an asset (other than Equity Interests of one or more Subsidiaries) of a Person at the time such Person becomes a Subsidiary of the Borrower, or (b) any Lien existing on any asset (other than Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower, in each of clauses (a) and (b) not created in contemplation of such event and that do not secure obligations in excess of $25.0 million in the aggregate for all such Liens at any time;

(xx)             Liens on (a) insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 10.04(xvi), (b) incurred premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies, (c) rights which may arise under state insurance guarantee funds relating to any such insurance policy and (d) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, c o-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business; and

(xxi)            additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $15.0 million in the aggregate for all such Liens at any time.

10.02.         Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (including without limitation sales of capital stock and Equity Interests in Subsidiaries) (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions in which the Borrower or any Subsidiary is the obligor, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i)                the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete, worn-out or surplus property in the ordinary course of business;

(ii)              Investments may be made to the extent permitted by Section 10.05, Liens may be incurred to the extent permitted by Section 10.01, and Dividends may be paid to the extent permitted by Section 10.03;

(iii)              the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iii)), so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (y) either such sale constitutes a Permitted Asset Swap or at least 75% of the consideration received by the Borrower or such Subsidiary consists solely of cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iii) does not exceed $25.0 million per transaction or series of related transactions and $75.0 million in the aggregate; provided that the Borrower and its Subsidiaries may sell assets pursuant to this paragraph (iii) where the proceeds of such asset sale or series of related asset sales do not exceed $2.0 million without complying with the preceding clauses (x) and (y);

(iv)             each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v)              each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(vi)             the Borrower or any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Subsidiary, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken; provided that any conveyance, lease, license, sale or transfer made by a Credit Party to any Subsidiary that is not a Credit Party pursuant to this clause (vi) shall be for consideration that is equal to the Fair Market Value of the business, property or assets conveyed, leased, licensed, sold or transferred;

(vii)            any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Guarantor, so long as (i) the Borrower or such Guarantor is the surviving or continuing corporation of any such merger or consolidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(viii)           any Subsidiary of the Borrower that is not a Guarantor may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Subsidiary that is not a Guarantor of the Borrower;

(ix)              the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(x)               any Subsidiary that is a Credit Party may sell or issue any of such Subsidiary’s Equity Interests to any Credit Party, and any Subsidiary that is not a Credit Party may sell or issue any of such Subsidiary’s Equity Interests to the Borrower or any Subsidiary;

(xi)              the Borrower may sell the assets described in Schedule VI for Fair Market Value; and

(xii)             Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.13.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03.         Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends, except that:

(i)               any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ii)              any Non-Wholly Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)              the Borrower may purchase its Equity Interests in the open market pursuant to its stock repurchase plan as in effect on the Effective Date, or pursuant to an open market purchase plan the terms of which are consistent with such plan, in an aggregate amount not to exceed $50.0 million;

(iv)             a Wholly-Owned Subsidiary may repurchase its Equity Interests;

(v)              the repurchase of Equity Interests of the Borrower deemed to occur upon (a) the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and (b) the withholding of a portion of such Equity Interests to pay Taxes associated therewith, and the purchase of fractional shares of Equity Interests of the Borrower or any of its Subsidiaries arising out of stock dividends, splits or combinations or business combination;

(vi)             the Borrower may pay cash Dividends or purchase its Equity Interests in the open market or otherwise at any time with the Available Amount at such time so long as immediately after such Dividend or purchase and any related transaction or borrowing the Borrower satisfies the Liquidity Test; and

(vii)            the Borrower may repurchase its Equity Interests, or warrants, puts, options or rights to purchase or otherwise acquire an Equity Interest in the Borrower from any present or former officer, director or employee or consultant of the Borrower or any of its Subsidiaries pursuant to an agreement (including an employment agreement) or plan approved in good faith by the board of directors of the Borrower or such Subsidiary under which such Person purchases or sells or is granted an option to purchase or sell such Equity Interests, in an amount not to exceed $3.0 million in any fiscal year.

10.04.         Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)               Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)              Indebtedness outstanding on the Effective Date and listed on Schedule III (as reduced by any repayments of principal thereof), and any extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing (plus unpaid, accrued interest and premiums thereon and underwriting discounts, fees, commissions and expenses) and provided, further, that any Intercompany Debt listed on Schedule III (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 10.04(ii)) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded;

(iii)             Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)             Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(vi), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $20.0 million at any time outstanding;

(v)              Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi)             Indebtedness consisting of guaranties (x) by the Borrower and the Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by Foreign Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)            Indebtedness consisting of new guaranties by the Borrower or the Guarantors of Indebtedness of Foreign Subsidiaries outstanding on the Effective Date;

(viii)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix)              Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (viii) shall not at any time exceed $3.0 million;

(x)               Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with obligations from agreements to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries incurred in connection with the acquisition or disposition of the assets of the Borrower or the assets or capital stock of a Person that is or becomes a Subsidiary of the Borrower, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi); provided that the maximum aggregate liability in connection with any such disposition in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition.

(xi)              Indebtedness of Foreign Subsidiaries of the Borrower in the form of letters of credit or under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $25.0 million;

(xii)             the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or any of its Subsidiaries that was permitted to be incurred by another provision of this covenant;

(xiii)            Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance or self-insurance obligations, bankers’ acceptances, appeal, performances and surety bonds or guarantees and other obligations of a like nature in the ordinary course of business and in any such case any reimbursement obligation in connection therewith;

(xiv)           so long as both (a) no Default or Event of Default then exists or would result therefrom and (b) immediately after giving pro forma effect to the incurrence and the application of proceeds thereof the Borrower would be in compliance with the covenants contained in Sections 10.08 and 10.09, Permitted Subordinated Debt;

(xv)            so long as both (a) no Default or Event of Default then exists or would result therefrom and (b) immediately after giving pro forma effect to the incurrence and the application of proceeds thereof the Borrower would be in compliance with the covenant in Section 10.08 and with the covenant in Section 10.09 (substituting 4.0:1 for the ratio specified therein), additional unsecured debt of the Borrower (that may be guaranteed by those Subsidiaries that are Credit Parties); and

(xvi)           so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 10.01.

10.05.         Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and collectively, “Investments”), except that the following shall be permitted:

(i)               the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)              the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)             the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule V, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)             the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)              the Borrower and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)             the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Shares (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii)           the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii)           (I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) any Subsidiary that is not a Credit Party may make intercompany loans and advances to any Credit Party and (III) the Borrower or any Subsidiary may make intercompany loans and advances to any Subsidiary that is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans” (it being understood that intercompany receivables and payables in the ordinary course shall not constitute Intercompany Loans)), provided that each Intercompany Loan shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Credit Party, pledged by such Credit Party as Collateral pursuant to the Security Documents and provided further that the aggregate amount of Intercompany Loans on and after the Effective Date made by any Credit Party to any Subsidiary that is not a Credit Party pursuant to preceding subclause (III), when added to the aggregate amount of contributions, capitalizations and forgiveness made by any Credit Party to any Subsidiary that is not a Credit Party under clause (ix) below (determined without regard to any write-downs or write-offs thereof), shall not exceed $15.0 million;

(ix)              (I) the Borrower and any Guarantor may make capital contributions to any Guarantor, and (II) the Borrower or any Subsidiary may make capital contributions to any Subsidiary that is not a Credit Party, and may capitalize or forgive any Indebtedness owed to it by a Subsidiary that is not a Credit Party; provided that (x) the aggregate amount of contributions, capitalizations and forgiveness on and after the Effective Date made pursuant to preceding subclause (II) (for this purposes, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made by any Credit Party to any Subsidiary that is not a Credit Party under clause (viii) above (determined without regard to any write-downs or write-offs thereof), shall not exceed $15.0 million, (y) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time a Default or Event of Default has occurred and is continuing, and (z) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken;

(x)               the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries, whether now existing or hereafter acquired (so long as all amounts invested in such Subsidiaries after the Effective Date are independently justified under another provision of this Section 10.05);

(xi)              Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xii)             the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iii);

(xiii)            Investments made in cash at any time with the Available Amount at such time so long as immediately after such Investment and the related transaction or borrowing the Borrower satisfies the Liquidity Test;

(xiv)           Investments of a Subsidiary acquired after the Effective Date or of a corporation merged into or consolidated with a Subsidiary in accordance with Section 10.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xv)             in connection with the sale, lease or rental of inventory in the ordinary course of business, the Borrower and its Subsidiaries may hold Investments consisting of long-term financing provided by the Borrower or such Subsidiary to the purchaser of such inventory;

(xvi)           Dividends permitted by Section 10.03;

(xvii)          Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.13;

(xviii)         in addition to Investments permitted by clauses (i) through (xvii) and (xix) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xviii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $5.0 million; and

(xix)           in addition to Investments permitted by clauses (i) through (xviii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed, (i) for the Borrower’s fiscal year ending October 31, 2007, $10.0 million, and (ii) for each fiscal year of the Borrower thereafter, $10.0 million; provided, however, that loans, advances and other Investments made pursuant to this clause (xix) must be made in or to an entity with which the Borrower or its Subsidiaries have or reasonably expect to have a strategic alliance or ongoing business relationship.

10.06.         Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)               Dividends may be paid to the extent provided in Section 10.03;

(ii)              loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)             customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv)             the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(v)              any transaction between or among the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;

(vi)             the Transactions;

(vii)            Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Guarantor; and

(viii)           transactions between the Borrower or its Subsidiaries, on the one hand, and Sona Mobile Holdings Corp. or its Affiliates, on the other hand, in each case in the ordinary course of business and consistent with past practice.

10.07.         [Reserved]

10.08.         Interest Expense Coverage Ratio.  The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period of the Borrower ending on or after January 31, 2007 to be less than 3.0:1.

10.09.         Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

From the Initial Borrowing Date through and including the day before the last day of the Borrower’s fiscal quarter ending October 31, 2009	4.50:1

The last day of the Borrower’s fiscal quarter ending October 31, 2009 through and including the day before the last day of the Borrower’s fiscal quarter ending October 31, 2010	4.00:1

The last day of the Borrower’s fiscal quarter ending October 31, 2010 through and including the day before the last day of the Borrower’s fiscal quarter ending October 31, 2011	3.75:1

Thereafter	3.50:1

10.10.         Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Payment of Other Debt.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this Section 10.10 is not adverse in any material respect to the interests of the Lender.  The Borrower will not, and will not permit any of its Subsidiaries to

(i)               make any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness incurred pursuant to clauses (xiv), (xv) or (xvi) of Section 10.10; and

(ii)              amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness incurred pursuant to clauses (xiv), (xv) or (xvi) of Section 10.10.

10.11.         Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(ii), (iv), (v), (xi) or (xii), (vii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (viii) any agreement in effect on the Effective Date, including agreements governing existing Indebtedness, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements on the Effective Date and (ix) restrictions contained in any documents documenting Indebtedness of any Foreign Subsidiary permitted hereunder.

10.12.         Limitation on Issuance of Equity Interests.

(a)               The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that are or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be).

(b)              The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except for any issuance to the Borrower or any other Subsidiary in the case of a Subsidiary that is not a Credit Party and any issuance to a Credit Party in the case of a Subsidiary that is a Credit Party.

10.13.         Business; etc.  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Effective Date and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto (a “Permitted Business”).

SECTION 11.         Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01.         Payments.  The Borrower shall (i) default in the payment when due of any principal of the Loans or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on the Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02.         Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03.         Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(e)(i), 9.10 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04.         Default Under Other Agreements.  (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10.0 million; or

11.05.         Bankruptcy, etc.  The Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), or the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or the Borrower or any of its Subsidiaries is (other than an Immaterial Subsidiary) adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06.         Security Documents.  Other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities or instruments or promissory notes pledged under the Security Documents or to file UCC continuation or amendment statements; or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.07.         ERISA.  An ERISA Event, or termination, withdrawal or noncompliance with applicable law or plan terms with respect to Foreign Plans, shall have occurred that, when taken together with all other ERISA Events, and similar events with respect to Foreign Plans, that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

11.08.         Guaranties.  Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

11.09.         Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10.0 million; or

11.10.         Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Commitment terminated, whereupon all Revolving Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; and (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 12.         The Administrative Agent.

12.01.         Appointment.  The Lenders hereby irrevocably designate and appoint Deutsche Bank Trust Company Americas as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Deutsche Bank Trust Company Americas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02.         Nature of Duties.

(a)              The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)              Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03.         Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04.         Certain Rights of the Administrative Agent.  If the Administrative  Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05.         Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06.         Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07.         The Administrative Agent in Its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” and “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.         Resignation by the Administrative Agent, Issuing Lender and Swingline Lender.

(a)              The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)              Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent and Issuing Lender and Swingline Lender hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)              If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)              If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)              Upon a resignation of the Administrative Agent pursuant to this Section 12.08, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12.08 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.09.         Collateral Matters.

(a)               Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)              The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.09.

(c)              The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.09 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.10.         Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender, or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.         Miscellaneous.

13.01.         Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including the reasonable fees and disbursements of Cahill Gordon & Reindel llp) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (provided that in the case of this clause (i) only, the Borrower shall only be required to reimburse one counsel to the Administrative Agent and one local counsel in each relevant jurisdiction in which the Borrower or any of its Subsidiaries is organized as deemed reasonable and necessary by the Administrative Agent), (ii) after the occurrence of an Event of Default, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and each of the Lenders); (iii) pay and hold the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02.         Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender (including by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03.         Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by telecopier or electronic image-scan communication) and mailed, telecopied, e-mailed or delivered:  if to any Credit Party, at the address, telecopier number or e-mail address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule I; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04.         Benefit of Agreement; Assignments; Participations.

(a)              This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and provided, further, that, although each Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.12 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)              Notwithstanding the foregoing, any Lender may (x) assign all or a portion of its Revolving Loan Commitments and related outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1.0 million in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lender, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, the assignee Lender shall comply with the requirements of Section 5.04 and shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate IRS Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b) and information requested under the Patriot Act.  To the extent that an assignment of all or any portion of the Lender’s Revolving Loan Commitments and related outstanding Obligations pursuant to this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 3.06 or 5.04 from those being charged by the assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)               Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05.         No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06.         Payments Pro Rata.

(a)              Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)              Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)              Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.         Calculations; Computations.

(a)              The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of Excess Cash Flow, the Applicable Margin or any covenant contained in Sections 10.08 and 10.09, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement.

(b)              All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08.         GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)              THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)              EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)              EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09.         Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10.         Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent, the Arrangers and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11.         Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.         Amendment or Waiver; etc.

(a)               Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the written consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release (x) all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents or (y) all or substantially all of the Guarantors from the from their guarantee obligations under the Guaranty, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the written consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the written consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision as same relates to the rights or obligations of the Administrative Agent or (5) without the written consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)              If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Revolving Loan Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b), provided that, unless the Revolving Loan Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that the Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13.         Survival.  All indemnities set forth herein including in Sections 2.09, 2.10, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14.         Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15.         Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loan of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loan.  Entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement, notwithstanding notices to the contrary.  The transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its interest only) at any reasonable time and from time to time upon reasonable notice.

13.16.         Confidentiality.

(a)              Subject to the provisions of clause (b) of this Section 13.16, the Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)              The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17.         Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the Credit Parties (subject to the limitations set forth therein) be pledged, and delivered for pledge, pursuant to the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State, territory or district thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than the United States or any State, territory or district thereof, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to create or perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State, territory and district thereof) not required to be taken in accordance with the provisions of this Section 13.17.

13.18.         Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Arrangers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Arrangers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.  The Credit Documents supersede all prior agreements (except the Fee Letter, dated as of September 29, 2006 among the Borrower, Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. (the “Fee Letter”)) and understandings, if any, relating to the subject matter hereof and thereof.

13.19.         USA Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Act.

*          *         *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

SHUFFLE MASTER, INC.

By:	/s/ Mark L. Yoseloff
Name: Mark L. Yoseloff
Title: CEO & COB

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Lender

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Individually and as Administrative Agent

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger and Book Manager

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

WELLS FARGO BANK, N.A.,
as Syndication Agent

By:	/s/ Virginia S. Christenson
Name: Virginia S. Christenson
Title: Vice President/Relationship Manager

WELLS FARGO BANK, N.A.,
as Joint Lead Arranger and Book Manager

By:	/s/ Virginia S. Christenson
Name: Virginia S. Christenson
Title: Vice President/Relationship Manager

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Virginia S. Christenson
Name: Virginia S. Christenson
Title: Vice President/Relationship Manager

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Mark A. Smith
Name: Mark A. Smith
Title: Assistant Vice President

COMERICA WEST INCORPORATED,
as Lender

By:	/s/ Fatima Arshad
Name: Fatima Arshad
Title: Corporate Banking Officer

COMMUNITY BANK OF NEVADA,
as Lender

By:	/s/ Bruce Ford
Name: Bruce Ford
Title: Executive Vice President Chief Credit Officer

AMALGAMATED BANK,
as Lender

By:	/s/ Bruce Meredith
Name: Bruce Meredith
Title: First Vice President

UNION BANK OF CALIFORNIA, N.A.,
as Lender

By:	/s/ Clifford F. Cho
Name: Clifford F. Cho
Title: Vice President

ALLIED IRISH BANKS, P.L.C.,
as Lender

/s/ John F. Farrace
Name: John F. Farrace
Title: Co-Head Leverage Finance

/s/ Eanna P. Mulkere
Name: Eanna P. Mulkere
Title: Assistant Vice President

Schedule I
Commitments of Lenders and Addresses for Notice

Lender	Commitment

Deutsche Bank	20%

Wells Fargo	25%

Wachovia	17%

Comerica	15%

Community Bank Nevada	3%

Amalganated	7.5%

UBOC	7.5%

AIC	5%

Total	100%

Notice Address:

Schedule II
Subsidiaries

Shuffle Master, Inc. and Subsidiary Corporate Organizational Chart

Shuffle Master, Inc.
EIN 41-1448495
(Minnesota)
90% shareholder
Shuffle Up Productions, Inc.
EIN 86-1136970
(Delaware)
Shuffle Master International, Inc.
EIN 88-0504617
(Nevada)
10% shareholder
CARD Australasia Limited
(Macau)
Tax ID 817 807 60
Shuffle Master Australasia Holdings Pty Ltd
(Australia)
ACN 117 054 609
Shuffle Master Australia Pty Ltd.
(Australia)
ACN 096 513 745
Shuffle Master Holding GmbH
(Austria)
FN 247567w
Shuffle Master Australasia Pty Ltd.
(Australia)
ACN 117 058 796
VIP Gaming Solutions Pty Limited
(Australia)
ACN 108 964 414
Gaming Products Pty., Ltd.
(Australia)
ACN 074 924 735
Shuffle Master Management - Services GmbH
(Austria)
FN 247570z
Stargames Limited
(Australia)
ACN 003 190 501
[See page 2 for Stargames Subsidiaries]
Shuffle Master GmbH
(Austria)
FN 247566v
99% unlimited partner
100% limited partner
0% unlimited partner
Shuffle Master GmbH & Co KG
(dba CARD) (Austria)
FN 247789x
1% limited partner
Shuffle Master Holding GmbH & Co Financing Consulting-KEG (Austria)
FN 247727f
CARD Casinos Austria Research and Development Limited*
(New Zealand)
CARD Shuffle Master Investments (Proprietary) Limited
(South Africa)
Registration # 2005/039912/07
Legend:
Active, operating licensed entities
Established as ownership entities for legal reasons
See attached for Officers and Directors of foreign entities
* In the process of name change

Stargames Limited Subsidiaries

Stargames Limited
ACN 003 190 501
Stargames Group Management Pty Limited
ACN 898 002 311
Stargames Holdings Pty Limited
ACN 086 965 102
Stargames Australia Pty Limited
ACN 000 740 992
Professional Vending Services Pty Limited
ACN 010 560 586
Stargames Investments NL
ACN 000 748 658
Stargames Corporation Pty Limited
ACN 001 660 537
Stargames Property Pty Limited
ACN 065 838 066
Advem Pty Limited
ACN 003 109 840
Stargames Assets Pty Limited
ACN 007 928 798
Precise Craft Pty Limited
ACN 000 985 455
Australasian Gaming Industries Pty Limited
ACN 055 112 519
Stargames Corporation (NZ) Pty Limited
(New Zealand)
IDR 1305462
All shareholdings indicated by arrows are 100% holdings.

Schedule III
Existing Indebtedness

Description of Long Term Liabilities

Contingent Convertible Senior Notes.  In April 2004, we issued $150,000,000 of Notes, due 2024, through a private placement under Rule 144A of the Securities Act of 1933.  The Notes are unsecured and bear interest at a fixed rate of 1.25% per annum.  Interest is payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2004.

Stargames Credit Facility.  Stargames has banking facilities with the Australia and New Zealand Banking Group (“ANZ”).  The facilities have a borrowing capacity of AU $12,700,000 or US $9,800,000; amounts outstanding as of October 31, 2006 were AU $5,520,000 or US $4,300,000. The banking facilities are comprised of two main components: a flexible bank overdraft that acts as a working capital facility and a bank loan facility which is an interchangeable facility comprised of commercial bills, overdrafts and advances.  Amounts outstanding on the bank overdraft facility were AU $520,000 or US $400,000 as of October 31, 2006. Amounts outstanding under the bank loan facility were AU $5,000,000 or US $3,900,000 as of October 31, 2006. Interest rates are based on the bank bill swap yield, plus a margin.

The facilities are secured by a cross guarantee and indemnity between all the operating entities of the Stargames group.  The agreements provide for collateralization of all the assets and operations of all members of the Stargames group as well as the operating facilities of Stargames based in Milperra, New South Wales, Australia.

The facilities include certain financial covenants which are tested annually by ANZ at the end of each financial year.  These financial covenants include a minimum working capital ratio, a minimum ratio of net profit to interest expense and minimum liabilities to equity ratio. As of June 30, 2005, the most recent date of review, Stargames was in compliance with all financial covenants. The facilities are subject to the next compliance assessment as of October 31, 2006.

CARD Credit Facility.  Shuffle Master GmbH & Co KG (“CARD”) has a banking facility with Raiffeisen Zentralbank Osterreich Aktiengesellschagft (“RZB”).  The facility has a borrowing capacity of EUR 2,000,000; amounts outstanding as of November [30], 2006 were EUR 0.    The facility is unsecured.  The interest rate for the facility is based on the Euro OverNight Index Average, plus a margin.

BTI liabilities.  In connection with our acquisition of certain assets from BTI, we recorded an initial estimated liability of $7,616,000 for contingent installment payments computed as the excess fair value of the acquired assets over the fixed installments and other direct costs.  In November 2004, we began paying monthly note installments based on a percentage of certain revenue from BTI games for a period of up to ten years, not to exceed $12,000,000.  The balance of this liability as of October 31, 2006, was $4,441,000.

ENPAT note payable.  In December 2004, we purchased two RFID technology patents from ENPAT for $12,500,000.  The purchase price was comprised of an initial payment of $2,400,000 followed by a $1,100,000 payment in January 2005 and a non-interest bearing note with annual installments due through December 2007.   The balance as of October 31, 2006, of $5,823,000 represents the discounted present value of the future payments, including imputed interest of approximately $265,000.  Principal and interest payments of $3,000,000 each are due in December 2006 and 2007.

Bet the Set “21” contingent consideration.  In connection with our acquisition of Bet the Set “21”, we recorded contingent consideration of $560,000.  The contingent consideration consists of quarterly payments of 22.5% of “adjusted gross revenues,” as defined, attributed to the Bet the Set 21 side bet table games up to a maximum of $560,000.  The balance of this liability as of October 31, 2006, was $526,000.

VIP note payable.  In connection with our acquisition of VIP in August 2005, we recorded a note payable with equal annual installments due each July through 2010. The balance of this liability as of October 31, 2006, was $329,000.

Contingent Convertible Senior Notes:	$150,000,000
Stargames Credit Facility:	$4,300,000
AU 5,520,000
CARD Credit Facility	EUR 0
BTI Liabilities:	$4,441,000
ENPAT Note Payable:	$5,823,000
Bet the Set “21” Contingent Consideration:	$526,000
VIP Note Payable:	$329,000

Inter-Company Debt:

Shuffle Master Inc. to Shuffle Master Holding GmbH:	$38,000,000
Shuffle Master, Inc. to Shuffle Master
Australia Pty Ltd:	$2,700,000

Bonds:

VendingData II:	(bond securing an injunction against VendingData Corporation):	$3,000,000
Awada III:	(bond securing a temporary restraining order against Awada):	$50,000

Schedule IV
Existing Liens

Debtor	Secured Party	Collateral	Search Through Date	State	Jurisdiction	Original File Date and Number	Related Filings
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	11/13/2003 #20039447221
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	6/29/2004 #200412354996
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	2/11/2005 #200515189387
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	9/12/2005 #200517929810
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	05/09/2006 #200611841418
Shuffle Master, Inc.	IOS Capital	Leased Equipment	11/7/2006	MN	Secretary of State	06/07/2006 #200612231413

Schedule V
Existing Investments

Capital Stock of Sona Mobile Holdings Corp.	$4,000,000

Inter-Company Debt:

Shuffle Master Inc. to Shuffle Master Holding GmbH:	$38,000,000
Shuffle Master, Inc. to Shuffle Master
Australia Pty Ltd:	$2,700,000

Schedule VI
Proposed Assets to be Sold

1.	The patents and products within the Utility Division that support the Borrower’s chip sorting machine product line.

Schedule VII
Intellectual Property Proceedings

Common Law Unfair Competition
Interference with Prospective Business Advantage
Conversion

Plaintiffs:  Shuffle Master, Inc.
Defendants:  Yehia Awada and Gaming Entertainment, Inc.
(Awada III – trade dress and Four Card Poker case)
Court:  United States District Court for the Federal District of Nevada
Filing Date:  09/12/05
Case Docket Number:  CV-S-05-1112-RCJ-RJJ
Summary of the Claims:  On September 12, 2005, Shuffle Master filed a new lawsuit against Yehia Awada and Gaming Entertainment, Inc.  The lawsuit alleges that Shuffle Master’s Four Card Poker game is being infringed and illegally copied by the defendants’ Play Four Poker game.  The lawsuit claims that the defendants are violating the federal Lanham Act by infringing the trademark/trade dress of Shuffle Master’s Four Card Poker game, and that the defendants are committing acts of unfair competition, interference with prospective business advantage and conversion.  Shuffle Master’s action seeks appropriate injunctive relief against defendants’ Play Four Poker game, as well as unspecified monetary damages.  On September 15, 2005, the United States District Court for the Federal District of Nevada issued a temporary restraining order prohibiting the defendants from displaying or advertising the infringing layout.

On or about December 6, 2005, the defendants answered our complaint and denied all liability.  They also filed counterclaims for alleged patent misuse, anti-trust violations based on said patent misuse, patent invalidity, unfair competition, unfair trade practices, and other related claims.  The counterclaims seek an unspecified amount of damages, disgorgement of our profits as a result of our alleged unfair trade practices, and preliminary and permanent injunctive relief against our alleged unfair trade practices.  The defendants filed these counterclaims against both our CEO and us.  We completely and uncategorically deny the defendants’ counterclaims, and intend to vigorously oppose them.  On January 9, 2006, we filed a motion to dismiss all of defendants’ counterclaims.  On January 24, 2006, defendants filed an opposition to our motion to dismiss.   On March 27, 2006, the Court granted our motion for a Preliminary Injunction and dismissed four of defendants’ seven counterclaims.
Disposition:  Pending

Patent Infringement

Plaintiffs:  Shuffle Master, Inc.
Defendants:  VendingData Corporation
Court:  United States District Court for the Federal District of Nevada
Filing Date:  10/[  ]/2004
Case Docket Number:  CV-S-04-1373-JCM (LRL)
Summary of the Claims:  In October 2004, we filed a second patent infringement lawsuit (“VendingData II”) against VendingData Corporation (“VendingData”). We settled our first patent infringement lawsuit against VendingData on July 12, 2005 (“VendingData I”). This second suit alleges that the use, importation and offering for sale of VendingData’s PokerOne™ shuffler infringes another patent owned by us (a different patent than the patents that were the subject of the VendingData I case). VendingData II was filed in the U.S. District Court for the District of Nevada (the “Court”) in Las Vegas, Nevada. The complaint seeks an unspecified amount of damages against VendingData and a preliminary and permanent injunction against VendingData’s infringing conduct. VendingData has denied infringement and has also filed a counterclaim for a declaratory judgment of non-infringement.

On November 29, 2004, the Court granted our motion for a preliminary injunction (the “Injunction”). The Injunction became effective upon our posting of a $3,000,000 cash security with the Court on November 30, 2004. This security deposit is included in other assets on our consolidated balance sheet. On December 17, 2004, the Court denied VendingData’s two emergency motions to modify the Injunction.

In March 2005, the Court of Appeals for the Federal Circuit (the “Federal Circuit”) stayed the Injunction based on a technical defect in the Court’s process in granting the Injunction, and not on its merits. In May 2005, the Court held a Markman hearing for construction of the claims. On September 26, 2005, U.S. Magistrate Judge Lawrence R. Leavitt for the District of Nevada issued his Claim Construction Report and Recommendation in the Markman hearing concerning VendingData’s PokerOne™ shuffler. The Magistrate Judge’s findings were limited to his interpretation of certain words in the patent claim asserted by us, and he agreed with the interpretation put forth by VendingData. The Magistrate Judge’s Recommendation is not a determination of whether the PokerOne™ infringes the asserted patent, nor does it speak to the validity of our claims. We have filed a written objection with the Court to the Magistrate Judge’s ruling. This objection is now pending.

On December 27, 2005, the Federal Circuit vacated the Injunction and ordered the Court to perform a more complete claim construction analysis in order to deal with any future motions on whether or not to reinstate the Injunction. Two of the three judges on the Federal Circuit panel stated that they did not believe that infringement exists under VendingData’s claim construction. We continue to believe that infringement exists under either our claim construction or VendingData’s claim construction, and we believe that our claim construction is the proper one. The Federal Circuit did not rule on which claim construction is the proper one. There can be no guarantee that the Court or, upon any further appeal, the Federal Circuit will agree with our claim construction. We intend to continue to enforce our intellectual property rights by moving the litigation forward to resolve our patent infringement claim. However, in June 2006, we agreed with VendingData to a 90 day standstill in the litigation in order to pursue settlement negotiations. The standstill expired on September 11, 2006.
Disposition:  Pending

Patent Infringement

Plaintiffs:  Shuffle Master, Inc.
Defendants:  Gaming Entertainment, Inc.
Court:  United States District Court for the Federal District of Nevada
Filing Date:  7/15/2004
Case Docket Number:  CV-S-04-0980-JCM(PAL)
Summary of the Claims: In July 2004, we filed a patent infringement lawsuit against Gaming Entertainment, Inc. (“GEI”) in the U.S. District Court for the District of Nevada, in Las Vegas, Nevada. The lawsuit alleges that GEI’s 3-5-7 Poker™ game infringes one of our Three Card Poker® patents. We are seeking a permanent injunction and an as yet undetermined amount of damages against GEI. GEI has answered our complaint, denying infringement, and also seeking a ruling that the patent is invalid. The case is presently in the discovery phase. In November 2005, the Court held a Markman hearing for construction of the claims. The Markman decision is now pending.
Disposition:  Pending

Patent Infringement

Plaintiffs:  Shuffle Master, Inc.
Defendants:  MP Games LLC, Alliance Gaming, Bally Gaming and certain other defendants
Court:  United States District Court for the Federal District of Nevada
Filing Date:  7/30/2004
Case Docket Number:  CV-N-04-0407-HDM (RAM)
Summary of the Claims: On July 30, 2004, we filed a complaint against MP Games LLC and certain other defendants in the U.S. District Court for the District of Nevada, in Las Vegas, Nevada. The complaint alleges that the defendants’ MP21 System infringes two patents owned by us. The complaint also alleges misappropriation of trade secrets against certain, but not all, of the defendants, and also includes claims for correction of named inventor on certain related patents held in the name of certain of the defendants. We are seeking a permanent injunction and an as yet undetermined amount of damages against all of the defendants. The defendants have answered our complaint denying infringement and also claiming that the two patents are invalid. The defendants have also counterclaimed against us, claiming that we infringe several of their patents, and that we misappropriated certain of their trade secrets, and are seeking damages against us. We deny any infringement, misappropriation or wrongdoing. In May 2005, the Court dismissed defendants’ breach of contract counterclaim. In a Two-Party Agreement transaction with IGT, IGT purchased a 50% ownership interest in the two patents that are the subject of this lawsuit, and IGT has been added as a named plaintiff in this lawsuit. In June 2005, the defendants filed the same, previously dismissed, breach of contract claim, and several other related claims as a new lawsuit in the U.S. District Court for the Western District of Washington, as explained below. On December 20, 2005, the Court entered its Markman order, construing the disputed claims in the various patents-in-suit. The Court ruled in our favor on a number of disputed terms and in the defendants’ favor on others. Some or all of these rulings may be overturned on appeal. On September 29, 2006, the Washington lawsuit was settled and defendants’ claims in that case and the claims and counterclaims of misappropriation of trade secrets in this Nevada case were dismissed with prejudice. Litigation will continue on all remaining claims in the case. In August 2006, the Court dismissed all but one of the defendants’ trade secret misappropriation claims.
Disposition:  Pending

Schedule VIII
Post-Closing Deliverables

1.	To the extent certificated, certificates for Shuffle Master Australasia Holdings Pty Ltd
2.	To the extent certificated, certificates for Shuffle Master Australia Pty Ltd.
3.	To the extent certificated, certificates for Shuffle Master Holding GmbH
4.	To the extent certificated, certificates for CARD Australasia Limited

EXHIBIT A-1

[FORM OF NOTICE OF BORROWING]

Date:  November [ ], 2006

To:
Administrative Agent under the Credit Agreement, dated as of November 30, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Shuffle Master, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A. as Syndication Agent.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement (the terms defined therein, being used as defined therein), hereby gives you irrevocable notice pursuant to Section 2.02 of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:

(A)           Proposed Borrowing:

(i)                The Proposed Borrowing shall consist of [Revolving Loans] [Swingline Loans] [Incremental Loans].

(ii)               The Business Day of the Proposed Borrowing is [      ]1;

(iii)              The aggregate amount of the Proposed Borrowing is $[       ];

(iv)              The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

[(v)             The initial Interest Period for the Proposed Borrowing is [[______ month(s)].]2

(B)           Borrower hereby certifies and represents that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

__________________________________

1	Shall be a Business Day at least one Business Day in the case of Base Rate Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof.

2	To be included for a Proposed Borrowing of Eurodollar Loans.

(i)                Each of the representations and warranties made by each Credit Party contained in the Credit Agreement and in the other Credit Documents is true and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of proceeds thereof, with the same force and effect as if made on and as of the date of the Proposed Borrowing (except insofar as any such representation or warranty which by its terms is made as of an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date); and

(ii)               No Event of Default has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom or would otherwise exist immediately after giving effect to the Proposed Borrowing.

SHUFFLE MASTER, INC.

By:
Name:
Title:

2

EXHIBIT A-2

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

Date:  [                          ]

To:  Deutsche Bank Trust Company Americas, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November [ ], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement), among Shuffle Master, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent.

Borrower hereby gives notice pursuant to Section 2.05 of the Credit Agreement that it requests a Continuation or Conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such Continuation or Conversion is requested to be made:

(A)	Date of [Continuation] [Conversion]

(B)	Aggregate Amount of [Eurodollar]
[Base Rate] Loans to be [Continued] [Converted]

(C)	The [Eurodollar] [Base Rate] Loans are to be [Continued as] [Converted into] [Base Rate] [Eurodollar] Loans.

(D)	The duration of the Interest Period for the Eurodollar Loans being Continued is a [ ] period.1

(E)	The duration of the Interest Period for such Eurodollar Loans being Converted is a [ ] period.2

Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [Conversion] [Continuation] or would otherwise exist immediately after giving effect to the [Conversion] [Continuation].

________________________

1	Applicable if this is a Continuation of the Interest Period of outstanding Eurodollar Loans.

2	Applicable if this is a Conversion to a Eurodollar Loan.

SHUFFLE MASTER, INC.

By:
Name:
Title:

EXHIBIT B-1

[FORM OF] REVOLVING NOTE

$______________	New York, New York
____________, ___

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT (AS DEFINED HEREIN) MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 13.15 OF THE CREDIT AGREEMENT.

FOR VALUE RECEIVED, SHUFFLE MASTER, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of _______ ____________ (the “Lender”), in lawful money of the United States in immediately available funds, at the office of Deutsche Bank Trust Company Americas (the “Administrative Agent”) located at 60 Wall Street, New York, New York  10005 on the Revolving Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of _______________ ($_________) or, if less, the then unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates per annum and on the dates provided in Section 2.07 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of November 30, 2006, among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders party thereto from time to time (including the Lender), Wells Fargo Bank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers and Deutsche Bank Trust Company Americas, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement).  This Note is secured by the Security Documents (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Note is subject to voluntary prepayment prior to the Revolving Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

Except as permitted by Section 13.04 of the Credit Agreement, this Note may not be assigned by Lender to any other Person.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note, except as otherwise set forth in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

SHUFFLE MASTER, INC.

By
Name:
Title:

EXHIBIT B-2

FORM OF SWINGLINE NOTE

$______________	New York, New York
____________, ____

FOR VALUE RECEIVED, SHUFFLE MASTER, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of DEUTSCHE BANK TRUST COMPANY AMERICAS (the “Lender”), in lawful money of the United States in immediately available funds, at the office of Deutsche Bank Trust Company Americas (the “Administrative Agent”) located at 60 Wall Street, New York, New York  10005 on the Swingline Expiry Date (as defined in the Agreement referred to below) the principal sum of _______________ ($_________) or, if less, the then unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.07 of the Agreement.

This Note is one of the Swingline Notes referred to in the Credit Agreement, dated as of November 30, 2006, among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders party thereto from time to time (including the Lender), Wells Fargo Bank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers and Deutsche Bank Trust Company Americas, as Administrative Agent (as from time to time in effect, the “Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement).  This Note is secured by the Security Documents (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SHUFFLE MASTER, INC.

By
Name:
Title:

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

No.      1       Dated      2

Deutsche Bank Trust Company Americas, as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 30, 2006, among the Borrower, the Lenders party thereto from time to time, Wells Fargo Bank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers and Deutsche Bank Trust Company Americas, as Administrative Agent.

60 Wall Street
New York, New York 10005
Attention:

[Name and Address of applicable Issuing Lender]

Attention:

Dear Sirs:

We hereby request that [name of proposed Issuing Lender], in its individual capacity, issue a [Standby] [Trade] Letter of Credit for the account of the undersigned on         3       (the “Date of Issuance”) in the aggregate stated amount of       4      .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

________________________________

1	Letter of Credit Request Number.

2	Date of Letter of Credit Request.

3	Date of Issuance which shall be at least three Business Days after the date of this Letter of Credit Request (or such shorter period as is acceptable to the respective Issuing Lender).

4	Aggregate initial stated amount of Letter of Credit.

Exhibit C

The beneficiary of the requested Letter of Credit will be     5     , and such Letter of Credit will be in support of      6      and will have a stated expiration date of     7     .

We hereby certify that:

(1)           the representations and warranties contained in the Credit Documents will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(2)           no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

SHUFFLE MASTER, INC.

By
Name:
Title:

________________________________

5	Insert name and address of beneficiary.

6
Insert description of L/C Supportable Obligations and describe obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Trade Letters of Credit.

7
Insert last date upon which drafts may be presented which may not be later than the earlier of (x) the date which occurs 12 months (or 180 days in the case of Trade Letters of Credit) after the Date of Issuance or (y) the 364th day after the Revolving Loan Maturity Date.

EXHIBIT D

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of November 30, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Shuffle Master, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent.  Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.  Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[ ]

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S CERTIFICATE
[NAME OF CREDIT PARTY]

November 30, 2006

Pursuant to Section 5.03(a) of the Credit Agreement (the “Credit Agreement”), dated November 30, 2006, among Shuffle Master, Inc., a Minnesota corporation (“the Borrower”), Deutsche Bank Trust Company Americas as a Lender and the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “Administrative Agent”), Deutsche Bank Securities Inc. and Wells Fargo, N.A. as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent (unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), the undersigned secretary of [ENTITY], hereby certifies on behalf of [ENTITY] as follows:

1.           Attached hereto as Exhibit A are true, accurate, correct and complete copies of Certificates of Good Standing from [ENTITY]’s jurisdiction of organization (i) dated as of a recent date prior to the date hereof and (ii) certified by the applicable Secretary of State or other governmental authority.  There are no liquidation or dissolution proceedings pending or to my knowledge threatened against [ENTITY], nor has any other event occurred adversely affecting or threatening the continued corporate existence of [ENTITY].

2.           Attached hereto as Exhibit B is a true, accurate, correct and complete certified copy of the Articles of Incorporation of [ENTITY] and all amendments thereto as in effect on the date hereof, certified as of a recent date by the Secretary of State of [ENTITY]’s state of organization, and such Articles of Incorporation has not been amended, repealed, modified or restated except as disclosed hereto.

3.           Attached hereto as Exhibit C is a true, accurate, correct and complete copy of the bylaws of [ENTITY] as in effect on the date hereof, including all amendments thereto.

4.           Attached hereto as Exhibit D is a true, accurate, correct and complete copy of the resolutions duly adopted, authorizing, among other things, the execution, delivery and performance of the Loan Documents to which [ENTITY] is a party and the transactions to be contemplated therewith.  Such resolutions are in full force and effect and have not been amended, modified, revoked or rescinded and are in full force and effect as of the date hereof.

5.           Each of the persons set forth on Schedule I are now duly elected and qualified officers of [ENTITY] holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of [ENTITY] each of the Loan Documents to which it is a party and any agreement, certificate or other document to be delivered by [ENTITY] pursuant to the Loan Documents to which it is a party.

6.           The undersigned acknowledges and agrees that this certificate may be relied upon by counsels to [ENTITY] in connection with the rendering of opinions to be delivered regarding the transactions contemplated by the Credit Agreement.

7.           On the date hereof, all of the applicable conditions set forth in Sections 6.04, 6.05 and 7.01 of the Credit Agreement have been satisfied.1

8.           On the date hereof, the representations and warranties contained in the Credit Documents to which [ENTITY] is a party, are true and correct in all material respects, both before and after giving effect to each Credit Event to occur on the date hereof and the application of the proceeds thereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).2

9.           On the date hereof, no Default or Event of Default of [ENTITY] has occurred and is continuing or would result from the Credit Events to occur on the date hereof or from the application of the proceeds thereof.3

10.         There is no proceeding for the dissolution or liquidation of the Company or threatening its existence.

_________________________________

1	Insert in Officers’ Certificate of the Borrower only.

2	Insert in Officers’ Certificate of Guarantor only.

3	Insert in Officers’ Certificate of Guarantor only.

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of November, 2006.

[NAME OF CREDIT PARTY]

By
Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify that:

1.           [Name of Person making above certifications] is the duly elected and qualified [title of Authorized Officer] of the Company and the signature above is his genuine signature.

2.           The certifications made by [name of Person making above certifications] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of _____________, 2006.

[NAME OF CREDIT PARTY]

By
Name:
Title:

EXHIBIT G

SUBSIDIARY GUARANTY

GUARANTY, dated as of November [  ], 2006 (as amended, modified or supplemented from time to time, this “Guaranty”), made by each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a party hereto pursuant to Section 24 hereof, the “Guarantors”) in favor of Deutsche Bank Trust Company Americas, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below).  Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Shuffle Master, Inc. (the “Borrower”), the financial institutions from time to time party thereto (the “Lenders”), Wells Fargo Bank, N.A., as Syndication Agent (the “Syndication Agent”), Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers (the “Lead Arrangers”) and the Administrative Agent, have entered into a Credit Agreement, dated as of November [  ], 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of, the Borrower as contemplated therein (such Lenders, the Issuing Lenders, the Syndication Agent, the Documentation Agent, the Lead Arrangers and the Administrative Agent are hereinafter called the “Lender Creditors”);

WHEREAS, the Borrower may from time to time be party to one or more Interest Rate Protection or Other Hedging Agreement with any Lender or any Affiliate of any Lender (each such Lender or Affiliate, even if the respective Lender ceases to be a Lender under the Credit Agreement for any reason, and their successors and subsequent assigns, if any, collectively the “Interest Rate Creditors”, and together with the Lender Creditors, are hereinafter called the “Secured Creditors”);

WHEREAS, each Guarantor is a Subsidiary of the Borrower;

WHEREAS, it is a condition to the making of Loans and issuing of Letters of Credit under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower under the Credit Agreement and the entering into of Interest Rate Protection or Other Hedging Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans and issue Letters of Credit to the Borrower and the Interest Rate Creditors to enter into Interest Rate Protection or Other Hedging Agreements with the Borrower;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1.             Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees:  (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (a) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and (b) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower to the Lender Creditors under the Credit Agreement (including, without limitation, indemnities, Fees and interest thereon) and the other Credit Documents to which the Borrower is a party, whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any such other Credit Document and the due performance and compliance with the terms of the Credit Documents by the Borrower (all such principal, interest, liabilities and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Interest Rate Protection or Other Hedging Agreements, being herein collectively called the “Credit Document Obligations”); and (ii) to each Interest Rate Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower to one or more Interest Rate Creditors under any Interest Rate Protection or Other Hedging Agreements, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all terms, conditions and agreements contained therein (all such obligations and liabilities being herein collectively called the “Other Obligations,” and together with the Credit Document Obligations are herein collectively called the “Guaranteed Obligations”).  Each Guarantor understands, agrees and confirms that this Guaranty is a guarantee of payment when due and not of collection, and that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrower, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

2.             Additionally, but subject to the provisions of Section 26 hereof, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations of the Borrower to the Secured Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 11.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand, in lawful money of the United States.

3.             The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of any other guarantor or of any other party as to the Guaranteed Obligations of the Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) any payment made to any Secured Creditor on the Guaranteed Obligations which any Secured Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction by the Secured Creditors as contemplated in Section 6 hereof.

4.             The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of any of the Borrower’s obligations or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor of any of the Borrower’s obligations or the Borrower and whether or not any other Guarantor, any other guarantor of the Borrower’s obligations or the Borrower is joined in any such action or actions.  Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

5.             Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor or the Borrower).

6.             Any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower;

(e)           apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liabilities of the Borrower remain unpaid;

(f)            consent to or waive any breach of, or any act, omission or default under, any of the Interest Rate Protection or Other Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection or Other Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

(g)           act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty;

(h)           release or substitute any one or more endorsers or guarantors; and/or

(i)            release the Borrower or other obligors.

7.             No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

8.             This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.             Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Secured Creditors; and such indebtedness of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor in trust for the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the indebtedness of the Borrower to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty.  Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full.

10.           (a)           Each Guarantor waives any right (except as shall be required by applicable statute or law and cannot be waived) to require the Secured Creditors to:  (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Borrower or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Borrower or any other party; or (iii) pursue any other remedy in the Secured Creditors' power whatsoever.  Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Borrower or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Borrower or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full.  Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security.

(b)           Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

11.           By their acceptance hereof, the Secured Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. By their acceptance hereof, the Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, stockholder, partner or member of any Guarantor (except to the extent such stockholder, partner or member is also a Guarantor hereunder).

12.           In order to induce the Lenders to make Loans and issue Letters of Credit pursuant to the Credit Agreement, and in order to induce the Interest Rate Creditors to execute, deliver and perform the Interest Rate Protection or Other Hedging Agreements, each Guarantor represents, warrants and covenants that:

(a)           Such Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification except for failures to be so qualified which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           Such Guarantor has the corporate power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document.  Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and each such Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement or other instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries.

(d)           No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect and filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party, except for notice filings concerning the Credit Agreement and the Loans required to be delivered after the Effective Date to the Gaming authorities in each jurisdiction in which a Credit Party is licensed in the ordinary course of business.

(e)           There are no actions, suits or proceedings (private or governmental) pending or threatened (i) with respect to any Credit Documents to which such Guarantor is a party or (ii) with respect to such Guarantor that would reasonably be expected to have a Material Adverse Effect.

13.           Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Revolving Loan Commitment, and all Interest Rate Protection or Other Hedging Agreements and when no Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

14.           The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by any of the Secured Creditors).

15.           Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and either (x) the Required Lenders (or to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time on which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full; provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class of Secured Creditors (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released).  For the purpose of this Guaranty the term “Class” shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Interest Rate Creditors as the holders of the Other Obligations.  For the purpose of this Guaranty, the term “Requisite Creditors” of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders (or to the extent required by Section 13.12 of the Credit Agreement, each Lender) and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection or Other Hedging Agreements.

16.           Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Interest Rate Protection or Other Hedging Agreements has been made available to its principal executive officers and such officers are familiar with the contents thereof.

17.           In addition to any rights now or hereafter granted under applicable law or otherwise (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon any amount becoming due and payable by the Borrower under the Credit Agreement (whether at stated maturity, by acceleration or otherwise) or any payment default under any Interest Rate Protection or Other Hedging Agreement continuing after any applicable grace period, each Secured Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

18.           All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at its address set forth opposite its signature below and (iii) in the case of any Interest Rate Creditor, at such address as such Interest Rate Creditor shall have specified in writing to the Guarantor; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

19.           If a claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected in good faith by such payee with any such claimant (including the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

20.           (A)           THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES.  Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the personal jurisdiction of the aforesaid courts in any such legal action or proceeding.  Each Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Guarantor.  Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Guarantor at its address set forth opposite its signature below.  Each Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Guarantor is a party that such service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(B)           Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (A) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(C)           EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

21.           In the event that all of the capital stock or other equity interests of one or more Guarantors is sold or otherwise disposed of (except to the Borrower or a Subsidiary) or liquidated (including by merger or consolidation) in compliance with the requirements of Section 10.02 of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders or all of the Lenders if required by Section 13.12 of the Credit Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall automatically be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 21) without any further action by any Secured Creditor or any Person effective as of the time of such sale, disposition or liquidation.

22.           This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

23.           All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense, and on the same basis as payments are made by the Borrower under Sections 5.03 and 5.04 of the Credit Agreement.

24.           It is understood and agreed that any Subsidiary of Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and delivering the same to the Administrative Agent.

25.1           At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 25 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 25:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 25, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.
_________________________________
1 To be confirmed.

26.           Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

c/o Shuffle Master, Inc. 1106 Palms Airport Drive Las Vegas, Nevada 89119 Attention: Chief Financial Officer Tel: [ ]	[GUARANTORS], each as a Guarantor
Fax: [ ]	By:
with copies to: c/o Shuffle Master, Inc. 1106 Palms Airport Drive Las Vegas, Nevada 89119 Attention: General Counsel Tel: [ ] Fax: [ ]		Name: Title:

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent
and as Collateral Agent

By
Name:
Title:

EXHIBIT I

SOLVENCY CERTIFICATE

To:	Deutsche Bank Trust Company Americas,
as Administrative Agent and
each of the Lenders (the “Lenders”)
referred to below

I, the undersigned, the Chief Financial Officer of Shuffle Master, Inc., a Minnesota corporation (the “Borrower”), do hereby certify that:

1.              This Certificate is furnished to the Lenders pursuant to Section 6.09 of the Credit Agreement dated as of November 30, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors, the financial institutions from time to time party thereto as Lenders, Wells Fargo Bank, N.A., as Syndication Agent, Deutsche Bank Trust Company Americas and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.              Solely in my capacity as Chief Financial Officer of Borrower, I hereby certify that:

(a)            I am familiar with the historical and current financial condition of Borrower;

(b)            For purposes of this Certificate, I have reviewed the financial statements referred to in Section 6.08 of the Credit Agreement; and

(c)            In addition to such review, I am familiar with and have considered information regarding the fair market value of the assets of Borrower and its Subsidiaries and the probable liabilities and obligations of Borrower and its Subsidiaries, contingent or otherwise, to creditors, in each case after giving effect to the Transactions and the extensions of credit to be provided thereunder, and I have made a reasonable inquiry with respect to, and made reasonable estimate of, the contingent liabilities of Borrower and its Subsidiaries.

3.              Based on and subject to the foregoing, I hereby certify that, immediately before and immediately after giving effect to the consummation of the Transactions and the extensions of credit to be provided thereunder (and assuming no Default or Event of Default exists), it is my opinion that:

(a)            the fair value of the Property of Borrower and its Subsidiaries taken as a whole is greater than the total amount of their respective liabilities, including without limitation, contingent liabilities;

(b)            the present fair salable value of the assets of Borrower and its Subsidiaries taken as a whole is not less than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries on debts as they become absolute and matured;

(c)            Borrower and its Subsidiaries taken as a whole do not intend to and will not, incur debts and liabilities beyond their ability to pay as such debts and liabilities mature;

(d)            Borrower and its Subsidiaries taken as a whole are not engaging in a business or a transaction, and are not about to engage in a business or a transaction, for which their Property would constitute unreasonably small capital; and

(e)            Borrower and its Subsidiaries taken as a whole will be able to pay their respective debts as they become due and payable.

For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

IN WITNESS WHEREOF, I have hereto set my hand this 30th day of November, 2006, in my official (and not individual) capacity and without personal liability.

[Remainder of page intentionally left blank]

Shuffle Master, Inc.

By:		/s/ Richard Baldwin
	Name:	Richard Baldwin
	Title:	Chief Financial Officer

EXHIBIT J

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the Credit Agreement, dated as of November 30, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Shuffle Master, Inc. (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the "Administrative Agent"), and the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.           I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2.           I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as Chief Financial Officer of the Borrower, and on behalf of the Borrower.  The matters set forth herein are true to the best of my knowledge after due inquiry.

3.           I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default, except as set forth below.

4.           Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of November, 2006.

SHUFFLE MASTER, INC.

By:
Name: Richard Baldwin
Title: Chief Financial Officer

ANNEX 1

[Financial Statements to be attached]

ANNEX 2

The information described herein is as of __________ __, _____1 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from __________ __, 200_ to the Computation Date (the “Relevant Period”).

			Period or Date of Determination (if not as at the Computation Date for the Relevant Period)	Amount
Financial and Negative Covenants
1.	Total Leverage Ratio (Section 10.09)
	(a)	Consolidated Indebtedness2		$_________
	(b)	Consolidated EBITDA3	For the Test Period ended on the Computation Date	$_________
	(c)	Ratio of line a to line b		______:1.00
2.	Interest Expense Coverage Ratio (Section 10.08)
	(a)	Consolidated EBITDA	For the Test Period ended on the Computation Date	$_________
	(b)	Consolidated Interest Expense4	For the Test Period ended on the Computation Date	$_________
	(c)	Ratio of line a to line b		______:1.00
3.	Excess Cash Flow5			$_________

______________________________________

1	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this compliance certificate.

2	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Indebtedness.

3	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.

4	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Interest Expense.

5	Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.

EXHIBIT K

[FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT]

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	______________________________

2.	Assignee:	_______________________]1

______________________________

1
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[1][3].	Credit Agreement:
Credit Agreement, dated as of November 30, 2006, among Shuffle Master, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders from time to time party thereto, and Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent.

[2.	Assigned Interest:2

Assignor	Assignee	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned
[Name of Assignor]	[Name of Assignee]	__________	__________
[Name of Assignor]	[Name of Assignee]	__________	__________

[4.	Assigned Interest:3

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned
$______________	$______________
$______________	$______________

Effective Date _______________, 20___.

______________________________

2
Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

3	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

2

Assignor[s] Information		Assignee[s] Information

Payment Instructions:	_______________	Payment Instructions:	__________________

	_______________		__________________

	_______________		__________________

	_______________		__________________

	Reference:_______		Reference:_________

Notice Instructions:	_______________	Notice Instructions:	__________________

	_______________		__________________

	_______________		__________________

	_______________		__________________

	Reference:______		Reference:_________

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]4

By:
Name:
Title:

______________________________

4	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

4

[Consented to and]5 Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:
Name:
Title:

______________________________

5	Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13 of the Credit Agreement.

5

ANNEX I

SHUFFLE MASTER, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.               Representations and Warranties.

1.1.           Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or affiliates or any other person of any of their respective obligations under any Credit Document.

1.2.           Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or any Affiliate of [the] [an] Assignor which is at least 50% owned by [the] [an] Assignor or its parent company, (C) a fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) or (D) an Eligible Assignee under Section 13.04 of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.08 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

6

2.           Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.           Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.           General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*           *           *

7

EXHIBIT L

FORM OF INTERCOMPANY NOTE

EACH INTERCOMPANY NOTE EVIDENCING AN INTERCOMPANY LOAN INCURRED BY THE BORROWER OR A SUBSIDIARY GUARANTOR OWING TO ANY SUBSIDIARY WHICH IS NOT A SUBSIDIARY GUARANTOR SHALL HAVE ANNEX A “SUBORDINATION PROVISIONS” ATTACHED THERETO AND MADE A PART THEREOF.

[Date]

FOR VALUE RECEIVED, [NAME OF BORROWER] (the “Borrower”), hereby promises to pay on demand to the order of   or its assigns (the “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Borrower.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of November 30, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Shuffle Master, Inc., the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders from time to time party thereto, Deutsche Bank Securities, Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent

Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the unpaid balance of the principal amount of this Note may become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note evidences certain permitted intercompany Indebtedness referred to in the Credit Agreement and is subject to the terms thereof, and shall be pledged by the Payee pursuant to the Security Documents (as defined in the Credit Agreement).  The Borrower hereby acknowledges and agrees that the Collateral Agent pursuant to and as defined in the Security Agreement, as in effect from time to time, may exercise all rights provided therein with respect to this Note.

This Note, and all of the Borrower’s obligations hereunder, shall be subordinate and junior to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is incorporated herein by reference and made a part hereof as if set forth herein in its entirety.

The Payee is hereby authorized, but not required, to record all loans and advances made by it to the Borrower (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SHUFFLE MASTER, INC.

By:
Name:
Title:

Pay to the order of

[NAME OF PAYEE]

By:
Name:
Title:

ANNEX A

SUBORDINATION PROVISIONS

Section 1.01.           Subordination of Liabilities.  Shuffle Master, Inc. and its Subsidiary Guarantors (as defined in the Credit Agreement as defined herein) (collectively, the “Company”), for itself, and its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A).  The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02.           Company Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.  (a)  Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) owing in respect thereof shall first be paid in full in cash, before any payment (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness.

(b)           The Company may not, directly or indirectly, make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any Event of Default under (and as defined in) the Credit Agreement or any other issue of Senior Indebtedness is then in existence or would result therefrom.

(c)           In the event that, notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Company shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.  Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Company shall give the holder of the Note prompt written notice of any event which would prevent payments under Section 1.02(a) or (b) hereof.

Section 1.03.           Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company.  Upon any distribution of assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)           the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

(b)           any payment or distributions of assets of the Company of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c)           in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Company shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04.           Subrogation.  Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05           Obligation of the Company Unconditional.  Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Company and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and other creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy.

Section 1.06.           Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.  The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07.           Senior Indebtedness.  The term “Senior Indebtedness” shall mean all Obligations (i) of the Company under, or in respect of, the Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the “Credit Agreement”), dated as of November 30, 2006, among the Company, the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders from time to time party thereto, Deutsche Bank Securities, Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent, and each other Credit Document (as defined in the Credit Agreement) to which the Company is a party and any renewal, extension, restatement, refinancing or refunding of any thereof and (ii) of the Company under, or in respect of, any Interest Rate Protection Agreements (as defined in the, Credit Agreement), including any guaranty thereof.  As used herein, the term “Obligation” shall mean all principal, interest, premium, reimbursement obligations, penalties, fees, expenses, indemnities and other liabilities and obligations (including any guaranties of the foregoing liabilities and obligations) payable under the documentation governing any Senior Indebtedness (including interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim against the debtor in any such proceeding).

*           *           *

EXHIBIT M

FORM OF INCREMENTAL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

November [  ], 2006

Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, Nevada 89119

Re: Incremental Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of November 30, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Shuffle Master, Inc. (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, Deutsche Bank Trust Company Americas as a Lender and as Administrative Agent (in such capacity, the "Administrative Agent"), and the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Wells Fargo, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo, N.A., as Syndication Agent.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.  Each Lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”).  Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01 and 2.13 thereof.

Each Incremental Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the Revolving Loan Commitment of such Incremental Lender.  Each Incremental Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from Borrower such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing by the Borrower and such Incremental Lender, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Transferee, (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Section 5.04(b)(ii) Certificate referred to in Section 5.04(b) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Borrower under the Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, the Administrative Agent, the Borrower and each Subsidiary Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 3 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

The Borrower acknowledge and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitments provided hereby including, without limitation, all Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans) shall be entitled to the benefits of the Security Documents and the Subsidiaries Guaranty.

Each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Commitments provided hereby and all Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Subsidiaries Guaranty as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the Credit Documents as, and to the extent, provided therein and in the Credit Agreement.

Attached hereto as Annex II is the officer’s certificate required to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement certifying that the conditions set forth in clauses (t) and (u) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail).

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties, delivered as required pursuant to clause (x) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.

Attached hereto as Annex IV are true and correct copies of officers’ certificates, board of director resolutions and good standing certificates of the Credit Parties required to be delivered pursuant to clause (y) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on ____________, ___.  If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.13 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*            *            *

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[NAME OF EACH INCREMENTAL LENDER]

By:
Name:
Title

Agreed and Accepted
this ___day of _______________, ___:

SHUFFLE MASTER, INC.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the incurrence of the Revolving Loans to be made pursuant thereto.

[EACH SUBSIDIARY GUARANTOR]
as a Guarantor

By:
Name:
Title:

ANNEX I

TERMS AND CONDITIONS FOR INCREMENTAL COMMITMENT AGREEMENT

Dated as of ______________, __

1.	Name of the Borrower: Shuffle Master, Inc.

2.	Incremental Commitment amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment

Total:1

3.	Other Conditions Precedent:2

__________________________________

1
The aggregate amount of Incremental Commitments provided hereunder, when combined with the aggregate amounts of all Revolving Loan Commitments as of the Initial Borrowing Date, shall not exceed the Maximum Revolving Loan Commitment Amount.

2	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

ANNEX III

[Opinion[s] of counsel to the respective Credit Parties, delivered as required pursuant to clause (x) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement]

ANNEX IV

[True and correct copies of officers’ certificates, board of director resolutions and good standing certificates of the Credit Parties required to be delivered pursuant to clause (y) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement]